Exhibit 10.8

Level 28, Waterfront Place
1 Eagle Street
Brisbane QLD 4000 Australia

T +61 7 3338 7500 | F +61 7 3338 7599

GEM Capital Commitment Agreement

between

G Medical Innovations Holdings Ltd

ARBN 617 204 743

(Company)

and

GEM Global Yield Fund LLC SCS

(GEM)

and

GEM Yield Bahamas Ltd

(GEMYB)

Table of contents

1	Definitions and interpretation		1
	1.1	Interpretation	1
	1.2	Interpretation	6

2	Capital Commitment		6

3	Capital Calls		7
	3.1	Entitlement	7
	3.2	Capital Call Procedure	7
	3.3	Capital Call Conditions	7
	3.4	Capital Call Limits	9
	3.5	Requirements for Capital Call Notices	9
	3.6	Waiver of Compliance	9
	3.7	Confirmation of Capital Call	9

4	Pricing		10
	4.1	Calculation of Total Purchase Price	10
	4.2	Capital Call Shares	10
	4.3	Purchase Price	10
	4.4	Adjustments	10
	4.5	Disposal during Evaluation Period	11
	4.6	Extension of Evaluation Period	11

5	Closing		12
	5.1	Closing Date	12
	5.2	Actions on closing	12
	5.3	Actions after closing	13

6	Representations and warranties		13
	6.1	Warranties	13
	6.2	Application	13
	6.3	Official quotation	13
	6.4	Organisation and qualification	13
	6.5	Issue of Shares	14
	6.6	No Event of Default	14
	6.7	No conflicts	14
	6.8	Financial statements	15
	6.9	Information accurate and complete	16
	6.10	CHESS	16

7	Mutual Representations and Warranties		16
	7.1	General	16
	7.2	Warranties	16

8	Publicity and promotion		17
	8.1	No announcement or other disclosure of transaction	17
	8.2	Permitted disclosure	17

9	Indemnity		18

10	Other agreements of the Parties		19
	10.1	Listing	19
	10.2	Disclosure of material information	19
	10.3	Negative covenants	20
	10.4	Holding and trading Shares	20

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Page ii

11	Fees and costs		20
	11.1	Placement Agreement Fee	20
	11.2	Payment	20
	11.3	Cash settlement	20
	11.4	Payment in kind	21
	11.5	Promissory Note	21
	11.6	Late payments	22
	11.7	General costs and expenses	22
	11.8	Statutory charges and duties etc	22

12	Options		22
	12.1	Grant	22
	12.2	Liquidated damages	23
	12.3	Payment of liquidated damages	23
	12.4	Acknowledgement	23

13	Goods and services tax		24
	13.1	Recovery of GST on supplies and adjustments under this agreement	24
	13.2	Other GST matters	24

14	Term and termination		24
	14.1	Term	24
	14.2	Events of default	24
	14.3	Consequences of an Event of Default	25
	14.4	Termination by the Company	26
	14.5	Effect of termination	26

15	Conflict with Constitution		26

16	Notices		27
	16.1	Service of notices	27
	16.2	Receipt	27
	16.3	Execution	28
	16.4	Other modes of service permitted	28
	16.5	Interpretation	28

17	General		28
	17.1	Approvals and consent	28
	17.2	Assignment	28
	17.3	Entire agreement	28
	17.4	Execution of separate documents	28
	17.5	Further acts	29
	17.6	Acknowledgment by the Company	29
	17.7	Governing law	29
	17.8	Rights cumulative	29
	17.9	Severability	29
	17.10	Stamp duty	29
	17.11	Variation	29
	17.12	Waiver	29
	17.13	Calculation of time periods	30

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Page iii

Schedule 1	31
Capital Call Notice	31

Schedule 2	33
Form of Resolution of Directors (clause 3.2(b))	33

Schedule 3	34
Share Lending Deed	34

Schedule 4	35
Form of closing statement (clause 5.2(a)(i)(A))	35

Schedule 5	38
Option terms and conditions	38

Schedule 6	42
Form of Promissory Note	42

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

This agreement is made on	29 November 2019

between	G Medical Innovations Holdings Ltd ARBN 617 204 743 a company incorporated in the Cayman Islands and having its office c/- G Medical Diagnostic Services, Inc., 1500 Lakeside Drive, State 115 Bannockburn, Illinois 60015, United States of America (Company)

and	GEM Global Yield Fund LLC SCS of 412F, Route d'Esch, L-2086 Luxembourg (GEM)

and	GEM Yield Bahamas Ltd of 390 Park Avenue, 7th Floor New York, NY 10022 United States of America (GEMYB)

Recital

GEM has agreed to grant to the Company and the Company has agreed to accept an A$30,000,000 Capital Commitment on the terms and conditions set out in this agreement.

Now it is agreed as follows:

1	Definitions and interpretation

1.1	Interpretation

The following terms used in this agreement will bear the following meanings, unless the context otherwise requires:

Words and expressions used but not expressly defined in this agreement, which are also used in the Corporations Act or the Listing Rules, have the same meanings given to those words or expressions in the Corporations Act or the Listing Rules.

15 Day Trading Volume has the meaning given in clause 3.4.

Accounting Standards means:

(a)	the requirements of the Companies Law for the preparation and content of financial statements; and

(b)	International Financial Reporting Standards as issued by the International Accounting Standards Board.

Affiliate means, with respect to any Person, any other Person that gives or receives non- binding investment directions or recommendations to or from such Person or any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person;

Applicable Corporate Laws in relation to an entity means all applicable corporate and securities laws in relation to that entity including without limitation the Corporations Act and the Companies Law.

ASIC means the Australian Securities & Investments Commission or any successor body.

ASX means the Australian Securities Exchange operated by ASX Limited ACN 008 624 691.

ASX Settlement Operating Rules means the settlement rules of ASX Settlement Pty Ltd.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Authorisation includes:

(a)	any consent, authorisation, registration, filing, agreement, notarisation, certificate, permission, licence, approval or exemption from, by or with a Governmental Authority;

(b)	in relation to anything which is prohibited or restricted by law if a Governmental Authority takes certain action within a specified period, the expiry of that period without the Governmental Authority taking that action; and

(c)	all approvals, permissions or consents required under any applicable laws (including the Corporations Act and the Foreign Acquisitions and Takeovers Act) or the Listing Rules.

Available Commitment means the Total Commitment less the aggregate Total Purchase Price already paid or payable by GEM under this agreement.

Black Scholes Value means the value of the Relevant Options (as defined in clause 12.1(a)(ii))) based on the Black and Scholes Option Pricing Model obtained from the "OV" function on Bloomberg reflecting:

(a)	a risk-free interest rate equivalent to the US treasury bond rate for the 3 year period commencing on the Options Delivery Date;

(b)	an expected volatility equal to the greater of 60% and the 100 day volatility obtained from the HVT function on Bloomberg as at the Options Delivery Date; and

(c)	the underlying price per Share used in such calculation shall be the average of the VWAPs over 5 consecutive Trading Days,

in each case, as determined by GEM.

Bloomberg means Bloomberg Financial Markets.

Business in respect of the Company and its Subsidiaries means the businesses they each carry on at the date of this agreement.

Business Day means a day on which banks are open for general banking business in Brisbane, Oueensland, excluding Saturdays and Sundays.

Capital Call means an exercise by the Company of its entitlement under this agreement to require GEM to subscribe for (or to cause another person to subscribe for) Shares on the terms and conditions of this agreement.

Capital Call Amount means the amount payable by GEM on the Closing Date as calculated under clause 5.2(b).

Capital Call Date means the date on which GEM receives from the Company a Capital Call Notice.

Capital Call Documents means each of the documents which must be given to GEM under clause 3.2.

Capital Call Notice means a notice given in accordance with clause 3 and in the form set out in Schedule 1.

Capital Call Shares has the meaning given in clause 4.2.

Capital Call Limit means the limit set in accordance with clause 3.4.

Capital Commitment means the facility granted under this agreement.

CHESS means Clearing House Subregister System.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Cleansing Document means either:

(a)	a notice which complies with section 708A(6) of the Corporations Act; or

(b)	a prospectus which satisfies the requirements of section 708A(11)(b)(i) of the Corporations Act. A prospectus does not satisfy the the requirements of section 708A(11)(b)(i) of the Corporations Act for so long as it is the subject to an ASIC stop order or interim stop order;

Closing Date means, in relation to each Capital Call, the day determined in accordance with clause 5.1.

Closing Statement means the statement to be given by GEM to the Company on the Closing Date in accordance with clause 5.2 in the form of Schedule 4.

Commitment Period means the period starting on the date of this agreement and ending on the date 3 years from that date.

Companies Law means Companies Law (2018 Revision) (Cayman Islands) as amended from time to time.

Confirmation Statement means a statement given by GEM to the Company in accordance with clause 3.7(a)(ii).

Constitution means the constitution of the Company (as amended from time to time).

Control has the meaning given to that expression in section 50AA of the Corporations Act and Controlled has a corresponding meaning.

Controlled Entities in relation to the Company means each entity which the Company Controls as that expression is defined in section 50AA of the Corporations Act.

Corporate Regulator in relation to an entity means any Governmental Authority having jurisdiction over that entity in relation to its corporate affairs including the issue and dealings with any shares or other securities of that entity.

Corporations Act means the Corporations Act 2001 (Cth).

Disclosing Party means the Company, or any of its related bodies corporate, when they are the party giving information.

Disclosure Documents has the meaning given in clause 6.9(a).

Electronic Delivery (including the terms Electronically Deliver) means receipt by GEM or nominee by electronic registration to GEM's CHESS Account (or such other electronic system which provides for the recording, delivery and transfer of title by way of electronic entries, as may be required by GEM by notice to the Company) of duly and validly issued Shares, in accordance with the ASX Settlement Operating Rules and procedures of CHESS, and receipt of confirmation by GEM that this has occurred.

Evaluation Period means the period starting on and from the Trading Day immediately after a Capital Call Date and ending at 5.00 pm on the Trading Day which is 15 consecutive Trading Days after the Capital Call Date.

Event of Default means an event of default described in clause 14.

Fully Diluted means the share capital of a company determined on the basis that all of the securities which can be converted into fully paid ordinary shares in the company have been converted.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Governmental Authority includes any governmental, semi-governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including without limitation any town planning or development authority, public utility, environmental, building, health, safety or other body or authority) having jurisdiction, authority or power over or in respect of the Company or the Business carried on by the Company and its Subsidiaries as at the date of this agreement.

GST includes any form of goods and services tax or value added tax and, in respect of any taxable supply in Australia, has the meaning given to that term in the GST Act.

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Liability means any liability whether present, unascertained, actual, contingent or prospective.

Lien with respect to any asset, means any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or there from save for such matters in the ordinary course of business.

Listing Rules means the Listing Rules of the ASX from time to time in force.

Liquidated Damages Amount has the meaning defined in clause 12.2.

Market Price means the volume weighted average price of trading in the Company shares on the ASX, excluding block trades, large portfolio trades, permitted trades during the pre-trading hours period, permitted trades during the post-trading hours period, out of hours trades and exchange traded option exercises, for the 15 Trading Days ending on the day immediately before the day on which the volume weighted average price calculation is required.

Market Rules means the ASX Market Rules from time to time in force.

Material Adverse Effect means any effect on the business, operations, properties, financial condition or (in so far as they may reasonably be foreseen) prospects of the Company and its Subsidiaries, that is material and adverse to the Company and its Subsidiaries, taken as a whole, and/or any condition, circumstances or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this agreement in any material respect.

Material Change in Ownership occurs in relation to the Company if a Shareholder (either alone or with its Affiliates) who does not have Control of the Company as at the date of this Agreement, subsequently acquires such Control.

Minimum Fixed Price means such price per Share that the Company nominates in a Capital Call Notice. This price will at all times be adjusted proportionately to correspond to the (same proportion) capital reorganisation (if any) of the share capital of the Company, such as a consolidation or division of the Company's share capital.

Option means an option to subscribe for unissued fully paid ordinary shares on the terms and conditions set out in Schedule 5.

Option Certificate means a certificate evidencing the grant by the Company to GEM or its nominee in relation to Options in a form which is the same as or substantially similar to the form set out in Schedule 5.

Paid Amount has the meaning given in clause 11.5(b);

Person means an individual or a corporation, a general or limited partnership, a trust, an incorporated or unincorporated association, a joint venture, a limited liability company, a limited liability partnership, a joint stock company, a government (or an agency or political subdivision) or any other entity of any kind.

Placement Agreement Fee means the fee payable by the Company to GEMYB in accordance with clause 11.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Potential Event of Default means any event, thing or circumstance which with the giving of notice or passage of time or both would become an Event of Default.

Promissory Note means a promissory note to GEMYB in the form set out in Schedule 6.

Proposed Capital Call Shares means the number of shares specified by the Company in its Capital Call Notice as the number of Capital Call Shares to be subscribed for by GEM or its nominee.

Purchase Price means the subscription price per Share determined in accordance with clause 4.3.

Relevant Capital Call Conditions mean the conditions in clauses 3.3(a) (listing and quotation of Shares), 3.3(e) (no breach or default), 3.3(f) (no fraud), 3.3(i) (Authorisations), 3.3(k) (liquidity), 3.3(l) (share lending), 3.3(m) (cleansing), 3.3(p) (no Material Change in Ownership), 3.3(q) (no Material Adverse Effect) and 3.3(s) (no inquiry, investigation etc), in each case as if the Capital Call Date was the Issue Date (as defined in clause 11.4(d)).

Shares means fully paid ordinary shares in the capital of the Company.

Share Lender means the share lender under the Share Lending Deed.

Share Lending Deed means the share lending deed substantially in the form set out in Schedule 3.

Share Subscription Agreement means any relevant agreement (as that expression is defined in the Corporations Act) under which the Company, at its discretion, may require an investor to subscribe for Shares in a structured way over time in a manner similar to this agreement but it does not include one-off equity placements.

Share Subscription Facility or SSF means an issue of shares to financial investors structured over time with each tranche and drawdown made at the discretion of the Company.

Subsidiary or Subsidiaries means a Person or Persons whose accounts are consolidated with the accounts of the Company.

Total Commitment means A$30,000,000 or such other amount agreed to by all the parties in writing.

Total Purchase Price means in relation to a Capital Call Amount the total purchase price calculated under clause 4.

Trading Day has the meaning given to that expression in the Market Rules from time to time.

Unpaid Placement Agreement Fee has the meaning given to that expression in clause 11.2.

VWAP means in relation to a Trading Day, the volume weighted average price (in Australian dollars, rounded to four decimal places) of the Shares traded in the ordinary course of business on the ASX on that Trading Day, excluding crossings executed outside the open session state, special crossings, overseas trades and trades pursuant to exercise of options over Shares.

Westpac Business Finance Rate means the Mortgage Free Business Finance Rate published by Westpac Banking Corporation from time to time and in the event it is not published,such other comparable base rate determined by GEM in its discretion.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

1.2	Interpretation

In this agreement, unless the context otherwise requires:

(a)	The headings in this agreement are for convenience only, and shall be ignored in construing its terms;

(b)	the singular includes the plural and vice versa;

(c)	words importing a gender include the other genders;

(d)	other grammatical forms of defined words or phrases have corresponding meanings;

(e)	a reference to a clause, part of a clause, schedule or annexure is a reference to that clause or part of a clause of or schedule or annexure to this agreement;

(f)	a reference to this agreement includes its recitals, schedules and any annexures as it may from time to time be amended and except to the extent that the context clearly otherwise indicates includes all supplemental or collateral deeds whether or not they are expressly incorporated in such reference;

(g)	legislation referred to in this agreement is as amended, re-enacted or replaced from time to time;

(h)	a reference to a party is a reference to a party to this agreement;

(i)	a reference to a party to this agreement includes that party's successors and permitted assigns;

(j)	a reference to a document or agreement, including this agreement, includes a reference to that document or agreement as novated, altered or replaced from time to time and, in the case of this agreement, to any supplemental or collateral document to this agreement;

(k)	a reference to cents, dollar, A$ or $, is a reference to the currency of Australia;

(l)	use of a term denoting subject matter which comprises more than one part or aspect includes a reference to each or any part or aspect of the subject matter;

(m)	a term of this agreement which has the effect of requiring anything to be done on or by a date which is not a business day must be interpreted as if it required it to be done on or by the next business day.

(n)	a reference to a group of Persons is a reference to all of them collectively, to any two or more of them collectively and to each of them individually;

(o)	all payments to be made by a party to GEM or GEMYB must be paid without deduction, counterclaim or set off; and

(p)	a reference to any time means Brisbane time, unless otherwise indicated.

2	Capital Commitment

(a)	GEM grants to the Company a Capital Commitment on the terms and conditions of this agreement under which the Company may, during the Commitment Period, require GEM to subscribe for (or cause to be subscribed for) such a number of Shares having a total issue price not exceeding the Total Commitment.

(b)	GEM agrees that during the Commitment Period it will subscribe for (or cause to be subscribed for) Shares having a total issue price not exceeding the Total Commitment on the terms and conditions described in this agreement.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

3	Capital Calls

3.1	Entitlement

(a)	Subject to this agreement, the Company may at any time during the Commitment Period, make a Capital Call any of the Available Commitment by following the procedure and satisfying the conditions set out in this agreement.

(b)	The Company must not give a further Capital Call Notice:

(i)	at any time during an Evaluation Period;

(ii)	prior to a Closing Date; or

(iii)	if the completion of any Capital Call would result in GEM, GEMYB or the Company being in breach of this agreement, any applicable law which would make the subscription for Shares by GEM under the Capital Call unlawful or the Listing Rules.

3.2	Capital Call Procedure

If the Company wishes to drawdown any of the Available Commitment, it must deliver to GEM:

(a)	(Capital Call Notice) a Capital Call Notice duly executed by the Company which complies with this agreement;

(b)	(directors' resolutions) an extract from the minutes of a meeting of directors of the Company or from a circulating resolution, certified as correct by a director of the Company, evidencing that the directors of the Company have duly passed resolutions which are in a form which is the same as or substantially similar to those set out in Schedule 2;

(c)	(shareholder approval) if the issue of Shares to GEM or its nominee requires the approval of the Company in general meeting for any reason:

(i)	a certificate signed by two directors of the Company that the approval has been obtained in accordance with law and the Listing Rules; and

(ii)	an extract from the minutes of the general meeting, certified as correct by two directors of the Company, evidencing that such approval has been obtained.

3.3	Capital Call Conditions

GEM's obligations under clause 5 to subscribe for Shares under this agreement are subject to and conditional upon the following conditions having been satisfied or fulfilled in respect of each Capital Call:

(a)	(listing and quotation of Shares) All of the following have been satisfied:

(i)	the Company is admitted to the Official List of ASX;

(ii)	the Shares are granted quotation on ASX; and

(iii)	quotation of the Shares on ASX has not been suspended or the Company has not ceased to be listed during the 20 Trading Days prior to the date of the Capital Call Notice; or

(b)	(Capital Call procedure) the Company is entitled under this agreement to make a Capital Call and has complied with the Capital Call procedure in this agreement;

(c)	(Capital Call Limit) the Capital Call Limits in clause 3.4 not having been exceeded;

(d)	(Capital Call Documents) GEM having received properly completed and duly executed Capital Call Documents in respect of the relevant Capital Call;

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

(e)	(no breach or default) the Company not being in breach of this agreement and no Event of Default has occurred or subsists as at the relevant Capital Call Date, the relevant Closing Date or will result from the provision of monies under the Capital Call;

(f)	(no fraud) there are no reasonable allegation of fraud made against the Company or any of its Controlled entities or any of their officers;

(g)	(availability of funds) the provision of subscription monies in accordance with the Capital Call Notice will not cause the Available Commitment to be exceeded;

(h)	(representations and warranties) each representation and warranty by the Company in this agreement is true and correct and is neither misleading nor deceptive in any respect as at the Capital Call Date or at the relevant Closing Date as though it had been made on and as of each of those dates;

(i)	(Authorisations) all Authorisations necessary to be obtained by the Company for the Capital Call have been obtained and evidence provided to GEM including, without limitation, any approvals required under the Listing Rules;

(j)	(closing trade price) the closing trade price of a Share quoted on ASX on the Trading Day immediately preceding the Capital Call Date is equal to or higher than the Minimum Fixed Price;

(k)	(liquidity) during the 10 Trading days prior to and excluding the Capital Call Date:

(i)	the Shares were continuously quoted on ASX; and

(ii)	there was no actual or threatened trading halt of the Shares or suspension of the Shares from quotation (whether at the request of the Company or otherwise). A trading halt or suspension is only taken to have been threatened if the Company has received notice of that threat from ASX;

(l)	(share lending) all of the following has occurred in respect of each proposed Capital Call:

(i)	GEM has entered into a Share Lending Deed with the Share Lender;

(ii)	the Share Lender has lent to GEM or its nominee and delivered to either of them under the Share Lending Deed such a number of Shares which is no less than the number of Shares specified in the relevant Capital Call Notice;

(iii)	the Company and each Share Lender have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company or the Share Lender (as the case may be) at or prior to the Capital Call Date;

(iv)	the Share Lender has otherwise complied with all of its essential obligations under the Share Lending Deed;

(m)	(cleansing) the Company has complied with its obligations under clause 5.3 in respect of any earlier Capital Call;

(n)	(Promissory Note) the Company has complied with its obligations under clause 11;

(o)	(grant of Options) the Company has complied with its obligations under clause 12 (Options);

(p)	(no Material Change in Ownership) no Material Change in Ownership has occurred or is reasonably expected to occur;

(q)	(no Material Adverse Effect) no Material Adverse Effect has occurred or is reasonably expected to occur;

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

(r)	(no substantial holder filings) unless GEM otherwise agrees, no Capital Call Notice must require GEM to make any announcements or file any shareholder related reports including any substantial holder notice; and

(s)	(no inquiry, investigation etc) no inquiry, investigation or other proceeding, whether formal or informal, has been commenced, announced or threatened, no order has been issued by any governmental or regulatory organisation or stock exchange and there has been no change of law or policy, or the interpretation or administration thereof, in each case which operates or could operate to prevent, suspend, hinder, delay, restrict or otherwise have a significant adverse effect on the transactions contemplated by this Agreement or which could have a material adverse effect on GEM.

3.4	Capital Call Limits

The Company cannot require GEM in a Capital Call Notice to subscribe for such a number of Shares which is more than the number calculated under the following formula:

Capital Call Limit = 1000% x 15 day Trading Volume

where:

15 day Trading Volume means the average daily number of Shares traded on ASX during the 15 Trading Days prior to and excluding the Capital Call Date.

3.5	Requirements for Capital Call Notices

(a)	A Capital Call Notice may be delivered by the Company at any time and must be:

(i)	in the form set out in Schedule 1;

(ii)	duly completed and signed by the Company; and

(iii)	delivered to GEM on a Business Day by no later than 9.00 am on that Business Day.

(b)	The Closing Date specified in a Capital Call Notice must be a Business Day.

3.6	Waiver of Compliance

The Capital Call procedure in clause 3.3 and Capital Call conditions in clauses 3.3 to 3.5 are for the benefit of GEM only. They may only be waived by GEM in its absolute and sole discretion and only by notice in writing to the Company. Any Capital Call Notice or purported Capital Call which does not comply with this agreement is invalid and ineffective.

3.7	Confirmation of Capital Call

(a)	GEM must no later than three Business days after receipt of a Capital Call Notice either:

(i)	advise the Company that the Capital Call procedure in clause 3.2 or the Capital Call conditions in clauses 3.3 to 3.5 have not been complied with together with written particulars of the non-compliance; or

(ii)	give the Company a Confirmation Statement confirming:

(A)	the Capital Call Date;

(B)	the Evaluation Period;

(C)	the Closing Date; and

(D)	the name of the person to whom the Capital Call Shares are to be issued.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

(b)	The provision by GEM of a Confirmation Statement under clause 3.7(a):

(i)	is not a release or waiver by GEM of any obligation of the Company to satisfy the Capital Call procedures or conditions; and

(ii)	does not impose an unconditional obligation on GEM to subscribe for any Shares. GEM's obligation remains subject to the conditions in this agreement being fulfilled.

(c)	If, within three Business days after receipt of a Capital Call Notice, GEM has not:

(i)	informed the Company in accordance with clause 3.7(a)(i) that the Capital Call procedure or the Capital Call conditions have not been complied with; or

(ii)	given the Company a Confirmation Statement in accordance with clause 3.7(a)(ii),

GEM will be deemed to have given the Company a Confirmation Statement on the fourth Business Day after receipt of the Capital Call Notice.

(d)	GEM is under no obligation to confirm a Capital Call or to subscribe for Shares under this agreement if any of the representations and warranties in this agreement are not true and correct as at the Capital Call Date or if any other Capital Call condition has not been complied with.

4	Pricing

4.1	Calculation of Total Purchase Price

The Total Purchase Price is the amount which is equal to the number of Capital Call Shares multiplied by the Purchase Price.

4.2	Capital Call Shares

The Capital Call Shares comprise the Proposed Capital Call Shares as adjusted in accordance with this clause 4.

4.3	Purchase Price

If GEM is required under this agreement to subscribe for Shares, it must do so at a Purchase Price per Share equal to 90% of the higher of:

(a)	average closing bid price of Shares during the Evaluation Period as adjusted under clause 4.4(c)(ii); and

(b)	the Minimum Fixed Price.

4.4	Adjustments

(a)	Each of the following events is an Adjustment Event:

(i)	the Company cancels a Capital Call Notice;

(ii)	the closing bid price of Shares multiplied by 90% is less than the Minimum Fixed Price;

(iii)	trading in the Shares on ASX is suspended or halted;

(iv)	the number of Shares traded on ASX on any Trading Day during the Evaluation Period is less than 25% of the 15 Day Trading Volume (as defined in clause 3.4); and

(v)	an event occurs which has a Material Adverse Effect or which in GEM's reasonable opinion is likely to have a Material Adverse Effect.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

(b)	A Knockout Day is a day on which an Adjustment Event occurs.

(c)	Notwithstanding anything else contained in this agreement, if a Knockout Day occurs during an Evaluation Period:

(i)	the Proposed Capital Call Shares will be reduced by 1/15th for every Knockout Day which occurs during the Evaluation Period; and

(ii)	in calculating the average closing bid price in clause 4.3, the closing bid price on any Knockout Day will be disregarded and the number of Trading Days comprising the Evaluation Period will be reduced by the number of Knockout Days that occur during that period.

(d)	GEM has the right in its absolute discretion (but not the obligation) to:

(i)	reduce the Proposed Capital Call Shares (following adjustment, if any, under clause 4.4(c)(i)) by up to 50% of the number of Proposed Capital Call Shares; or

(ii)	increase the Proposed Capital Call Shares (with or without adjustment under clause 4.4(c)(i)) by up to 200%, provided that GEM cannot require the Company on the Closing Date to issue any Shares to GEM or its nominee if to do so would be in breach of any law or the Listing Rules.

4.5	Disposal during Evaluation Period

GEM must not, on any Trading Day during the Evaluation Period, sell Shares representing more than 1/15th of the Shares specified in a Capital Call Notice.

4.6	Extension of Evaluation Period

(a)	GEM may extend an Evaluation Period to up to a total of 30 Trading Days.

(b)	If GEM elects to extend the Evaluation Period in accordance with clause 4.6(a), the Company may request interim Closing Dates for each 10 Trading Day period during the relevant extended Evaluation Period (Interim Closing Period).

(c)	If the Company requests an Interim Closing Period in accordance with clause 4.6(b):

(i)	GEM will advance to the Company an amount equal to 90% of the average closing bid price of Shares during the relevant Interim Closing Period, within 5 Business Days of the end of the relevant Interim Closing Period; and

(ii)	at the end of the extended Evaluation Period, GEM will calculate the Purchase Price for the Shares in accordance with clause 4.3 for the extended Evaluation Period and will advance such amount less amounts already paid under clause 4.6(c)(i) of this Agreement to the Company.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

5	Closing

5.1	Closing Date

The Closing Date in relation to any given Capital Call is the date which is the Trading Day immediately after the end of the Evaluation Period.

5.2	Actions on closing

(a)	Subject to the Company having complied with Applicable Corporate Laws, the Listing Rules and the Capital Call procedure in clause 3.2, the Capital Call conditions in clause 3.3 having been fulfilled (or waived by GEM) and any shareholder approval or regulatory approval required under clause 3.2 having been obtained, on the Closing Date:

(i)	GEM must:

(A)	give the Company a Closing Statement;

(B)	subscribe for the Capital Call Shares at the Purchase Price; and

(C)	if the allottee of the Capital Call Shares is a nominee of GEM and is not the Share Lender or an existing member of the Company, provide to the Company a written consent from the allottee:

(I)	consenting to the issue of the Capital Call Shares to it;

(II)	consenting to become a member of the Company; and

(III)	agreeing to be bound by the Constitution on the issue of the Capital Call Shares to it; and

(D)	pay the Company the Capital Call Amount; and

(ii)	the Company must:

(A)	issue, allot and Electronically Deliver the Capital Call Shares to GEM or its nominee; and

(B)	deliver to GEM or the allottee of the Capital Call Shares a holding statement evidencing the allotment and issue of the Capital Call Shares on the Closing Date together with details of all necessary identification numbers and other information necessary to enable the allottee to deal immediately with the issued Capital Call Shares.

(b)	The Capital Call Amount is an amount equal to the difference between:

(i)	the Total Purchase Price calculated under clause 4; and

(ii)	all monies due and payable by the Company to GEM or GEMYB as at the relevant Closing Date under this agreement including monies payable under clause 11 (Fees and costs), clause 12 (Options) and clause 13 (GST).

(c)	The Company hereby requests and authorises GEM to pay directly to GEM or GEMYB (as the case may be) or its nominee any monies specified in clause 5.2(b)(ii) in satisfaction of the Company's obligations.

(d)	The obligations of GEM and the Company on the Closing Date are interdependent.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

5.3	Actions after closing

(a)	Except where clause 5.3(c) applies, on the Business Day immediately after the Closing Date, the Company must lodge with ASX or ASIC a Cleansing Document.

(b)	The Company must obtain a grant of quotation from ASX for the Capital Call Shares within five Business Days after the Closing Date, including complying with any reasonable condition required by ASX as a condition of it granting quotation.

(c)	This clause 5.3(c) applies if, before the date on which the Capital Call Shares are issued, the Company has lodged with the ASIC a prospectus which satisfies the requirements of section 708A(11)(b)(ii) of the Corporations Act. A prospectus does not satisfy the requirements of section 708A(11)(b)(ii) of the Corporations Act for so long as it is the subject to an ASIC stop order or interim stop order.

6	Representations and warranties

6.1	Warranties

The Company gives to GEM and GEMYB the representations and warranties set out in this clause. Each representation and warranty is a separate representation and warranty and is in no way limited by any other representation and warranty. Where a representation or warranty is qualified by announcements by the Company or disclosures which the Company has made to GEM and GEMYB, it is only qualified by written disclosures given to GEM and GEMYB.

6.2	Application

Subject to the disclosures provided to GEM from time to time by the Company in writing and any announcements made by the Company to ASX each of the warranties in this clause 6 applies as at the date of this agreement and on each Capital Call Date.

6.3	Official quotation

(a)	The Company is admitted to the official list of ASX and its Shares have been granted quotation on ASX and are not suspended from quotation or in trading halt or trading pause.

(b)	The Company has complied with its obligations under the Listing Rules.

(c)	There is no reason that the Shares could be removed or suspended from official quotation on ASX or the Company removed from the official list of ASX.

6.4	Organisation and qualification

(a)	The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of material property or the nature of its Business makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

(b)	No resolution to alter the Constitution having a Material Adverse Effect has been passed or if passed will have a Material Adverse Effect.

(c)	None of the following has occurred in relation to the Company or any of its Subsidiaries:

(i)	no resolution for their winding up has been passed and no meeting of members or creditors has been convened for that purpose;

(ii)	no winding up application has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind them up in insolvency;

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

(iii)	no composition or arrangement has been entered into with any of their creditors;

(iv)	no demand has been received under section 459E of the Corporations Act or equivalent provision under any Applicable Corporate Laws;

(v)	no receiver or other controller (as that expression is defined in the Corporations Act) has been appointed to them or any of their material assets;

(vi)	none of the entities are externally administered bodies corporate (as that expression is defined in the Corporations Act);

(vii)	none of the entities are insolvent within the meaning in section 95A of the Corporations Act;

(viii)	no distress, execution or other similar order or process has been levied on any of their material property or assets;

(ix)	none of the entities has received from ASIC any notice or warning of possible cancellation of registration of the Company which cannot be rectified within seven Business days of receipt; and

(x)	no event has occurred which would entitle a person to take any proceeding or step the effect of which would result in the appointment of a receiver or receiver and manager, to the entity.

6.5	Issue of Shares

(a)	Upon issue of the Capital Call Shares:

(i)	all of the Capital Call Shares will be validly issued and fully paid and free from all Liens; and

(ii)	the Capital Call Shares will rank equally with all existing Shares on and from the date of issue in respect of all rights issues, bonus share issues and dividends which have a record date for determining entitlements on or after the date of issue of those Capital Call Shares.

(b)	The Company is issuing the Capital Call Shares and granting the Options under this agreement to raise capital for use in its business (including for working capital purposes). The Capital Call Shares and Options are not being issued for the purpose of the person to whom they are being issued selling or transferring those securities, or granting, issuing or transferring interests in, or options, over those securities.

6.6	No Event of Default

No Event of Default or Potential Event of Default is subsisting or will result from the provision of the Capital Call.

6.7	No conflicts

The execution, delivery and performance of this agreement will not:

(a)	breach the Constitution;

(b)	result in a material breach of any material agreement, indenture or instrument to which the Company or any Subsidiary is a party; or

(c)	subject to the Company having obtained all necessary Authorisations for each Capital Call, result in a material violation of any law, rule, court order, (including any Applicable Corporate Laws and the Listing Rules).

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

6.8	Financial statements

(a)	Except as disclosed in the financial statements, the Company's financial statements as at 31 December 2018 (Balance Date):

(i)	have been prepared by the Company in accordance with the Accounting Standards;

(ii)	present a true and fair view of the profit or loss of the Company and its Subsidiaries for the relevant accounting periods to which they relate and the state of affairs of the Company and its Subsidiaries as at the Balance Date;

(iii)	accurately disclose the assets and liabilities of the Company and its Subsidiaries at the Balance Date;

(iv)	provide fully for all liabilities of the Company and its Subsidiaries (including contingent and tax liabilities) as at the Balance Date;

(v)	are not affected by any unusual or non-recurring item; and

(vi)	take account of all gains and losses whether realised or unrealised arising from foreign currency transactions as at the Balance Date.

(b)	Since the Balance Date:

(i)	to the best of the Company's knowledge and belief, after having made reasonable enquiry, no material change has occurred which would result in a Material Adverse Effect; and

(ii)	the Company has not declared or paid any dividend or distribution, nor has there been any other distribution of property to its members.

(c)	The Company or a Subsidiary is the beneficial owner of each of the material assets included in the Company's financial statements except to the extent that a material asset of the Company may, in the ordinary course of business of the Company, have changed, been reduced, or disposed of after the Balance Date.

(d)	The Company has not since the Balance Date acquired or disposed of any material assets other than in the ordinary course of business of the Company.

(e)	There is no default under any material mortgage, encumbrance or Lien to which the Company or any of its Subsidiaries is a party or to which any material property or assets of the Company or any of its Subsidiaries are subject and there has not occurred since the Balance Date any event which with the passage of time or giving of notice would constitute a default.

(f)	The Company or its Subsidiaries does not have any material debts or liabilities other than those debts and liabilities disclosed in the Company's financial statements and debts and liabilities which have been incurred in the ordinary course of the ordinary business of the Company up to the date of this agreement and are neither of an unusual nature or an unusually large amount.

(g)	Particulars of all material bills of exchange, promissory notes and other negotiable or transferable instruments in respect of which the Company has any liability (other than cheques drawn by the Company in the ordinary course of business) have been fully disclosed to GEM.

(h)	Subject to the accounting provisions in the financial statements, the Company reasonably believes that the material trade debts owing at the Balance Date and the date of this agreement are good debts and will produce the full amount of the debts without deduction.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

(i)	The rate of depreciation applied in respect of each material depreciable asset of the Company in the Company's financial statements has been consistently applied over the previous accounting periods of the Company and is adequate to write down the value of each such fixed asset to its realisable value at the end of its effective working life.

(j)	The Company will upon reasonable request of GEM, make available to GEM such information as GEM may reasonably require in order to verify these warranties, provided that the Company is under no obligation to provide GEM with information which is subject to confidentiality restrictions or which would otherwise result in the Company or any of its Subsidiaries breaching an agreement, law or Authorisation.

6.9	Information accurate and complete

(a)	The Company has lodged, as and when required (or as varied by any relief sought), all documents required to be lodged by it with ASX and the Corporate Regulator (Disclosure Documents).

(b)	At the time they were lodged with the Corporate Regulator or ASX, in all material respects, the Disclosure Documents were true and accurate and not misleading or deceptive (including by way of omission of a material matter) and otherwise complied with all applicable laws

(c)	The Company has not, by act or omission, made any disclosure to GEM such that if GEM enters into or completes any of the transactions contemplated under this agreement, a breach by any party of Part 7.10 Division 3 (Insider Trading) of the Corporations Act (or any equivalent Applicable Corporate Law) will occur or arise.

6.10	CHESS

The Company is a CHESS participant and operates an electronic issuer sponsored sub- register and an electronic CHESS sub-register.

7	Mutual Representations and Warranties

7.1	General

(a)	Each party gives to the other the representations and warranties set out in this clause to the best of its knowledge and belief. Each representation and warranty is a separate representation and warranty and is in no way limited by any other representation or warranty.

(b)	Each of the warranties in this clause 7 applies as at the date of this agreement, on each Closing Date and on each date between them.

7.2	Warranties

(a)	The party:

(i)	is a body corporate validly existing under the laws of its place of incorporation or establishment; and

(ii)	has the corporate power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement.

(b)	This agreement is a valid and binding obligation in accordance with its terms and conditions.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

(c)	Neither the execution nor performance by this agreement nor any transaction contemplated under this agreement will violate in any material respect any provision of:

(i)	any judgement binding on it;

(ii)	its constituent documents;

(iii)	subject to the Company having obtained all necessary Authorisations for each Capital Call, any applicable law binding on it; and

(iv)	any other material document, agreement, authorisation or other arrangement binding upon it.

(d)	Each party’s decision to enter this agreement has been based solely on their respective independent evaluations.

8	Publicity and promotion

8.1	No announcement or other disclosure of transaction

Except as permitted by clause 8.2 the parties must keep confidential the existence of and the terms of this agreement and any Share Lending Deed and all negotiations between the parties in relation to the subject matter of this document or a Share Lending Deed.

8.2	Permitted disclosure

Nothing in this agreement prevents a person from disclosing matters referred to in clause 8.1:

(a)	if disclosure is required to be made by law or the rules of a recognised stock or securities exchange and the party whose obligation it is to keep matters confidential or procure that those matters are kept confidential:

(i)	has not through any voluntary act or omission (other than the execution of this document) caused the disclosure obligation to arise; and

(ii)	has before disclosure is made notified each other party of the requirement to disclose and, where the relevant law or rules permit and where practicable to do so, given each other party a reasonable opportunity to comment on the requirement for and proposed contents of the proposed disclosure;

(b)	if disclosure is made by way of a written announcement the terms of which have been agreed in writing by the parties prior to the making of the announcement, which agreement must not be unreasonably withheld or delayed;

(c)	if disclosure is reasonably required to enable a party to perform its obligations under this document;

(d)	to any professional adviser of a party who has been retained to advise in relation to the transactions contemplated by this document or to the auditor of a party;

(e)	with the prior written approval of each party other than the party whose obligation it is to keep those matters confidential or procure that those matters are kept confidential; or

(f)	where the matter has come into the public domain otherwise than as a result of a breach by any party of this document.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

9	Indemnity

(a)	Subject to clause 9(b), in consideration of GEM's execution and delivery of this agreement and acquiring the Capital Call Shares under it and in addition to all of the Company's other obligations under this agreement, the Company must continuously indemnify GEM and GEMYB and their respective lawful successors in title and officers, employees and advisers (collectively, Indemnified Persons) from and against any and all third party actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (Indemnified Liabilities), incurred by any Indemnified Person as a result of, or arising out of, or relating to:

(i)	any misrepresentation or breach of any representation or warranty made by or on behalf of the Company in this agreement or any other certificate, instrument or document contemplated by it;

(ii)	any promotional material prepared by the Company or any statements made to any person under clause 8 of this agreement;

(iii)	any material breach of any obligation of the Company contained in this agreement or any other certificate, instrument or document contemplated by it; and

(iv)	any proceeding, investigation, cause of action, suit or claim brought, made or threatened against an Indemnified Person and arising out of or resulting from the execution, delivery, performance or enforcement of this agreement or any other certificate, instrument or document contemplated by any of them.

(b)	The indemnity in clause 9(a) does not extend to and will not be deemed to be an indemnity for an Indemnified Person against:

(i)	Indemnified Liabilities arising out of or as a result of the wilful default, misconduct, dishonesty, fraud or gross negligence of the Indemnified Person;

(ii)	any penalty or fine which the Indemnified Person is required to pay for any contravention of the Corporations Act;

(iii)	any announcement, advertisement or publicity made or distributed by the Indemnified Person in relation to this agreement or the transactions contemplated by this agreement if the content of the announcement, advertisement or publicity was not first approved by the Company; and

(iv)	any obligation of GEM or GEMYB to subscribe for Shares under this agreement.

(c)	The Company will not be liable for any Claim made under the indemnity in clause 9(a) unless the Claim is made within 3 years after the earlier of the end of the Commitment Period or the date of termination of this Agreement.

(d)	The maximum liability of the Company under the indemnity in clause 9(a) is the sum of the Total Commitment, the Placement Agreement Fee and the Liquidated Damages Amount.

(e)	If an Indemnified Person becomes aware that any act, matter or thing may give rise to any Indemnified Liabilities against it in relation to which the Company would be required to indemnify it under clause 9(a), GEM must notify the Company of the act, matter or thing and give details as far as practicable.

(f)	Notice given by GEM pursuant to clause 9(c) by any Indemnified Person will operate as notice given on behalf of all Indemnified Persons.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

(g)	Subject to clause 9(i), the Company will be entitled to defend or institute such legal or other proceedings as it sees fit in respect of any Indemnified Liabilities in the name of any or all Indemnified Persons and conduct the same under the sole management and control of the Company (Relevant Proceedings) provided that the Company must:

(i)	pay the costs and expenses of the Relevant Proceedings;

(ii)	indemnify and keep indemnified each Indemnified Person against all Indemnified Liabilities incurred by an Indemnified Person as a result of, or arising out of or in relation to any Relevant Proceedings; and

(iii)	pay the Indemnified Liabilities contemplated in clause 9(g)(ii) to the relevant Indemnified Person immediately on demand.

(h)	Subject to clause 9(i), GEM must, and where the relevant Indemnified Person is not GEM, GEM must procure the relevant Indemnified Person to, at the expense of the Company on a full indemnity basis to:

(i)	take such reasonable action as the Company requests to avoid, dispute, resist, appeal, compromise or defend any Indemnified Liabilities;

(ii)	not admit any liability for or settle any Indemnified Liabilities without the prior written consent of the Company; and

(iii)	promptly render all reasonable assistance and co-operation to the Company in the conduct of any legal or other proceedings.

(i)	Clauses 9(g) and 9(h) will only operate if the Company acknowledges, subject to clauses 9(a) and 9(b), to indemnify the Indemnified Person under clause 9(a).

10	Other agreements of the Parties

10.1	Listing

On and from the first Capital Call Date neither the Company nor any of its Subsidiaries will take any action which GEM would reasonably expect to result in the removal of the Company from the official list of ASX or suspension of quotation of the Capital Call Shares on ASX except where such action is required by law or by the Listing Rules or in order for the officers of the Company to act in accordance with their duties.

10.2	Disclosure of material information

(a)	The Company must not disclose to GEM any inside information to which section 1043A of the Corporations Act (or any other equivalent Applicable Corporate Law) would apply (Inside Information).

(b)	If the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents breach clause 10.2(a), in addition to any other remedy, GEM may make a public disclosure, in the form of a press release, public advertisement or otherwise, of any Inside Information.

(c)	GEM will not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any loss or damage suffered due to any such disclosure under clause 10.2(b).

(d)	Subject to this clause, the Company must give GEM prior and reasonable opportunity to comment on any submission made to ASX in relation to, and including the form of any notice and explanatory memorandum convening any meeting of its members to approve, the issue of the Capital Call Shares for the purposes of the Listing Rules.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

10.3	Negative covenants

The Company must use reasonable endeavours to ensure that none of the following occurs except where required by law or by the Listing Rules without the prior written approval of GEM, such approval not to be unreasonably withheld:

(a)	a reorganisation, reclassification, reconstruction, consolidation or subdivision of the capital of the Company or the creation of any different class of securities in the capital of the Company other than employee options approved by the Company in general meeting or issued pursuant to any employee or executive share option plan of the Company (provided that not more than 5% of the Fully Diluted issued capital of the Company is issued pursuant to any employee or executive share option plan);

(b)	any buyback, redemption, reduction or cancellation of shares or share capital;

(c)	any decision that will, or is likely to cause a Material Adverse Effect on the Company or its Business.

10.4	Holding and trading Shares

GEM acknowledges and agrees that during the term of this agreement it must not hold more than 19.9% of all issued Shares.

11	Fees and costs

11.1	Placement Agreement Fee

The Company must pay GEMYB a Placement Agreement Fee of A$440,000 in accordance with clause 11.2 (Placement Agreement Fee).

11.2	Payment

The Company must pay the Placement Agreement Fee in the following amounts and at the following times:

Payment date		Amount
Closing Date of a Capital Call		15% of the gross proceeds that the Company receives or is entitled to receive from any Capital Call Notice (Part Payment Amount)

The earliest of:		All of the unpaid or outstanding amount of the Placement Agreement Fee

(a)	12 months after the date of this agreement;	(Unpaid Placement Agreement Fee)

(b)	the date that a Material Change in Ownership occurs; and

(c)	any date on which an event in clause 11.5(d) occurs.

11.3	Cash settlement

Unless the Company has complied with clause 11.4, the Company must pay all or part of the Placement Agreement Fee (including any Part Payment Amount or Unpaid Placement Agreement Fee) in cash and hereby directs, requests and authorises GEM or GEMYB from time to time to deduct any Part Payment Amount or Unpaid Placement Agreement Fee from any amounts payable by GEM or GEMYB to the Company from time to time.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

11.4	Payment in kind

If, on the due date for payment of all or part of the Placement Agreement Fee (including any Part Payment Amount or Unpaid Placement Agreement Fee), the Relevant Capital Call Conditions are satisfied, the Company may satisfy its payment obligations by

(a)	on the due date for payment (Issue Date) - issuing, allotting and Electronically Delivering such number of Shares to GEM calculated in accordance with the following formula (Fee Shares):

Fee Shares = Fee + (95% x Issue Price)

where:

Fee means either the Part Payment Amount or Unpaid Placement Agreement Fee (as the case may be) expressed in dollars, which is being paid in Fee Shares

Issue Price means the average closing bid price of Shares during the Pricing Period.

Pricing Period means the period of 15 consecutive Trading Days ending on the day immediately preceding the due date for payment of the Unpaid Placement Agreement Fee.

(b)	except where clause 11.4(d) applies, on the Business Day immediately after the Issue Date, lodging with ASX or ASIC a Cleansing Document;

(c)	obtaining a grant of quotation from ASX for the Fee Shares within five Business Days after the Issue Date, including complying with any reasonable condition required by ASX as a condition of it granting quotation; and

(d)	this clause 11.4(d) applies if, before the date on which the Fee Shares are issued, the Company has lodged with the ASIC a prospectus which satisfies the requirements of section 708A(11)(b)(ii) of the Corporations Act. A prospectus does not satisfy the requirements of section 708A(11)(b)(ii) of the Corporations Act for so long as it is the subject to an ASIC stop order or interim stop order.

11.5	Promissory Note

(a)	The Company shall, on the date of this agreement, provide a Promissory Note as evidence of its obligation to pay the Placement Agreement Fee and at all times ensure that GEM has a Promissory Note in an amount that is equal to the outstanding Placement Agreement Fee from time to time.

(b)	It is hereby acknowledged that if, on any date prior to the Payment Date (as that term is defined in the Promissory Note) the Company pays any portion of the Placement Agreement Fee (Paid Amount) to GEMYB the amount due to GEMYB under the Promissory Note shall be reduced by an amount equal to the Paid Amount.

(c)	If the circumstances in clause 11.5(b) arise, the Company shall issue a new Promissory Note to GEMYB for an amount equal to the Placement Agreement Fee minus the Paid Amount (or if a number of payments have been made, the aggregate of all such Paid Amounts) against surrender by GEMYB of its existing Promissory Note to the Company.

(d)	If, for any reason:

(i)	the Company fails to comply with its obligations to pay the Placement Agreement Fee or any portion thereof in accordance with any of the provisions of this clause 11; or

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

(ii)	the Company or any Share Lender has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement and (if such breach is curable) such breach is not cured within five Business Days following receipt by the Company of notice of such breach or there has been any Material Adverse Effect; or

(iii)	the Company ceases to carry on business at any time before the Placement Agreement Fee is paid in full; or

(iv)	any steps are taken by any person to initiate any form of insolvency or administration proceedings in relation to the Company before the Placement Agreement Fee is paid in full; or

(v)	the Company ceases to be admitted to the Official List of ASX; or

(vi)	this agreement is terminated under clause 14.3(a),

any Unpaid Placement Agreement Fee at that time shall become immediately due and payable in cash.

11.6	Late payments

If any sum payable under this clause 11 is not paid on the due date of payment, interest shall accrue on such sum from and including the due date for payment to but excluding the date on which payment is made at the Westpac Business Finance Rate, compounded monthly.

11.7	General costs and expenses

The Company must pay the reasonable legal fees and expenses of GEM on a full indemnity basis incurred in relation to the preparation, and negotiation of this agreement.

11.8	Statutory charges and duties etc

The Company indemnifies GEM and GEMYB and agrees to keep them indemnified against any stamp or other duty, debits, goods and services tax, value added tax, impost, government or statutory charge or other taxes (including fines, penalties and interest provided they are not incurred as a consequence of the action or inaction of GEM or GEMYB or any of their respective officers, employees or agents) that may be payable in connection with the issue of the Capital Call Shares in accordance with the terms of this agreement, or on the execution and delivery of this agreement, which are or may be required to be paid under any jurisdiction.

12	Options

12.1	Grant

In consideration of GEM entering into this document, the Company must:

(a)	grant and issue to GEM or its nominee:

(i)	on the date of this agreement – 12,500,000 Options and

(ii)	on or before the date which is the earliest of:

(A)	45 days after the date of the first general meeting of the Company held after the date of this agreement; and

(B)	the date on which any Unpaid Placement Agreement Fee becomes immediately due and payable under clause 11.2 or 11.5(d),

(each an Options Delivery Date) – 12,500,000 Options (Relevant Options),
on the terms and conditions set out in the Option Certificate

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

(b)	deliver to GEM or its nominee an Option Certificate evidencing the grant of Options; and

(c)	lodge an Appendix 3B with the ASX in respect of the grant of Options in accordance with the Listing Rules.

12.2	Liquidated damages

If the Company does not comply with its obligations under clause 12.1(a)(ii), GEM may at its election, by notice in writing to the Company, require the Company to satisfy those obligations by paying to GEM or its nominee an amount by way of liquidated damages which is equal to the higher of:

(a)	A$662,500; and

(b)	the Black Scholes Value of the Relevant Options as at the Options Delivery Date, determined by GEM.

(Liquidated Damages Amount)

12.3	Payment of liquidated damages

(a)	If the Liquidated Damages Amount is payable, the Company must pay the Liquidated Damages Amount to GEM or its nominee on the first Business Day after GEM makes its election under clause 12.2 (Due Date).

(b)	The Company must pay the Liquidated Damages Amount to GEM or its nominee in cash in immediately available funds if the Unpaid Placement Agreement Fee has become immediately due and payable under clause 11.5(d).

(c)	The Company may pay the Liquidated Damages Amount:

(i)	in cash;

(ii)	in Shares; or

(iii)	through a combination of cash and Shares,

in accordance with clauses 12.3(d) - 12.3(f) if clause 12.1(a)(ii)(A) applies.

(d)	The Company may pay all or part of the Liquidated Damages Amount in cash by electronically transferring to an account nominated by GEM on the Due Date a cash amount in immediately available funds in full for same day value as the Due Date.

(e)	The Company may pay all or part of the Liquidated Damages Amount in Shares by issuing, allotting and Electronically Delivering to GEM or its nominee on the Due Date such a number of Shares equal to that part of the Liquidated Damages Amount that the Company wishes to pay by Shares divided by the average of the VWAPs during the 5 Trading Days prior to the Options Delivery Date.

(f)	Interest accrues on any part of the Liquidated Damages Amount that is not paid on the Due Date from and including the Due Date up to but excluding the date on which payment is made at the Westpac Business Finance Rate, compounded monthly.

12.4	Acknowledgement

The Company acknowledges and agrees that notwithstanding anything else in this agreement, if the Company fails to comply with its obligations under clause 12.1, GEM is entitled to seek specific performance of the Company's obligations under clause 12.1 and is not under any obligation to make any election under clause 12.2. The provisions of clause 12.2 are in addition to any other remedy or rights which may be available to the Company at law, in equity or under this agreement.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

13	Goods and services tax

13.1	Recovery of GST on supplies and adjustments under this agreement

(a)	All consideration provided under this agreement is exclusive of GST, unless it is expressed to be GST-inclusive.

(b)	Where a party (Supplier) makes a taxable supply to another party (Recipient) under or in connection with this agreement, the Recipient must pay to the Supplier an additional amount equal to the GST payable on the supply (unless the consideration for that taxable supply is expressed to include GST). The additional amount must be paid by the Recipient at the later of the following:

(i)	The date when any consideration for the taxable supply is first paid or provided.

(ii)	The date when the Supplier issues a tax invoice to the Recipient.

(c)	If, under or in connection with this agreement, the Supplier has an adjustment for a supply under the GST law which varies the amount of GST payable by the Supplier, the Supplier will adjust the amount payable by the Recipient to take account of the varied GST amount. The Supplier must issue an adjustment note to the Recipient within 28 days of becoming aware of the adjustment.

13.2	Other GST matters

(a)	If a party is entitled to be reimbursed or indemnified under this agreement, the amount to be reimbursed or indemnified is reduced by the amount of GST for which there is an entitlement to claim an input tax credit on an acquisition associated with the reimbursement or indemnity. The reduction is to be made before any increase under clause 13.1(b). An entity is assumed to be entitled to a full input tax credit on an acquisition associated with the reimbursement or indemnity unless it demonstrates otherwise before the date the reimbursement or indemnity is made.

(b)	Any reference in this agreement to cost, expense, liability or similar amount (Expense) is a reference to that Expense exclusive of GST (unless that Expense is expressed to be GST-inclusive).

(c)	This clause will not merge on completion and will survive the termination of this agreement by any party.

14	Term and termination

14.1	Term

Subject to clause 14.3(a) and 14.4, this agreement ends at the end of the Commitment Period unless otherwise agreed.

14.2	Events of default

An Event of Default occurs if any of the following events occur:

(a)	the Company makes default in duly performing or observing any of the undertakings or agreements on its part contained in this agreement and such default, if capable of remedy, remains un-remedied for a period of 14 days after notice from GEM requiring such default to be remedied;

(b)	any of the representations or warranties herein contained is found to have been false or misleading in any material respect when made or become false or misleading in any material respect;

(c)	any event occurs which has a Material Adverse Effect;

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

(d)	a Material Change in Ownership occurs;

(e)	a petition is lodged or an order is made or a resolution is passed for the winding up of the Company or any Subsidiary of the Company or any meeting is convened for the purposes of considering the said resolutions;

(f)	a receiver or receiver and manager of any material undertaking or property of the Company or any Subsidiary of the Company or any part thereof is appointed;

(g)	an administrator or controller is appointed to the Company or any Subsidiary of the Company;

(h)	the Company or any Subsidiary of the Company suspends payment of its debts or if the Company seeks or is required to seek the approval of its shareholders for a disposal of its main undertaking or a major asset under chapter 11 of the Listing Rules;

(i)	the Company or any Subsidiary being or becoming unable to pay its debts when they are due or being unable to pay its debts within the meaning of the Corporations Act;

(j)	ASIC, ASX, any Governmental Authority or any person appointed under legislation exercises formal powers to conduct an investigation into matters concerning all or any part of the affairs of the Company or any Subsidiary of the Company (other than as part of an industry or sector or in the ordinary course of the authority's activities);

(k)	a step is taken under sections 601AA, 601AB or 601AC of the Corporations Act (or any other any Applicable Corporate Law) to cancel the registration of the Company or one of its Subsidiaries;

(l)	a compromise or arrangement is proposed between the Company or any Subsidiary of the Company and its creditors or any class of them;

(m)	any Authorisation which is:

(i)	necessary for the execution, delivery or performance by the Company or any Subsidiary of the Company, or the validity or enforceability, of any transaction contemplated under this agreement; or

(ii)	material to the conduct by the Company or any Subsidiary of the Company of its business,

is not obtained or maintained on terms reasonably acceptable to GEM or is revoked; or

(n)	all or a material part of the assets of the Company or any Subsidiary of the Company are compulsorily acquired by a Governmental Authority or a Governmental Authority orders the sale or divestiture of those assets or a Governmental Authority takes a step for the purpose of doing so or proposes to do so.

14.3	Consequences of an Event of Default

(a)	If an Event of Default occurs, at any time thereafter, GEM may by giving written notice to the Company cancel the Capital Commitment and terminate this agreement.

(b)	If GEM terminates this agreement under clause 14.3(a), the following amounts become immediately payable by the Company:

(i)	the Placement Agreement Fee if it is unpaid or to the extent that it is unpaid as at the date of termination; and

(ii)	any other amounts payable by the Company under this agreement which are unpaid as at the date of termination.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

14.4	Termination by the Company

If GEM has breached a material term of this agreement and has not remedied that breach within 30 days after receipt of a notice in writing from the Company setting out in full details of the breach and requiring it to be remedied, the Company may terminate this agreement by giving notice in writing to GEM accompanied by payment of the following amounts in immediately available funds:

(a)	the Unpaid Placement Agreement Fee multiplied by the Relevant Proportion; and

(b)	the Liquidated Damages Amount (calculated as if the Options Delivery Date was the date of termination) multiplied by the Relevant Proportion.

The Relevant Proportion is the aggregate of the Total Purchase Price paid by GEM under this agreement, divided by the Total Commitment. For the avoidance of doubt, the obligations of the Company to pay the Placement Agreement Fee and the Liquidated Damages Amount will be satisfied if the Company makes the payments under paragraphs 14.4(a) and 14.4(b).

14.5	Effect of termination

(a)	On termination of this agreement for any reason, subject to clause 14.5(b) all future obligations of the Company and GEM to each other end.

(b)	Notwithstanding clause 14.5(a):

(i)	all provisions which by their nature survive the termination of this agreement, including clauses 11.2, 11.5(d), 11.6, 12.2, 12.3(b), 12.4 and 14.3(b), remain in full force and effect;

(ii)	any other agreement between the Company, GEM or GEMYB, and any other third party remains in full force and effect according to the tenure of that agreement;

(iii)	all accrued and outstanding obligations of the parties as at the date of termination remain despite termination;

(iv)	if this agreement is terminated by GEM for an Event of Default before a Closing Date, GEM has no obligation to subscribe for Shares. If this agreement is terminated for any other reason, any outstanding obligation of GEM to subscribe for Shares arising under a valid Capital Call Notice survives and continues after termination; and

(v)	if this agreement is terminated at any time, any obligation the Company may have to issue Shares to GEM or its nominee or to apply for or to obtain the grant of quotation of those Shares in accordance with this agreement and for which a Capital Call Notice has been provided survives and continues after termination, but only to the extent that GEM has paid the Purchase Price for the Shares.

15	Conflict with Constitution

If there is any conflict between any provision of this agreement and the Constitution as those provisions affect legal relations between the parties, the provisions of this agreement prevail.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

16	Notices

16.1	Service of notices

(a)	A party giving or serving notice or notifying under this agreement must do so in writing:

(i)	directed to the recipient's address specified in this clause, as varied by any notice; and

(ii)	hand delivered or sent by prepaid post, facsimile or emailed to that address listed below.

(b)	The parties' addresses and facsimile numbers are:

	GEM Global Yield Fund LLC SCS	GEMYB

Attention:	Mr Chris Brown	Mr Chris Brown
Address:	412F, Route d'Esch, L-2086 Luxembourg	7th Floor, 390 Park Avenue New York, NY 10022 United States of America
Facsimile		(1) 212 265 4035

Email	cbrown@gemny.com	cbrown@gemny.com

with a copy to:

Attention	Mr Eugene Fung
Address:	Level 28 Waterfront Place, 1 Eagle Street, Brisbane, Oueensland, Australia 4000
Facsimile No:	+617 3338 7599
Email address:	efung@tglaw.com.au

The Company

Attention:	Dr Yacov Geva
Address:	c/- G Medical Diagnostic Services, Imc, 1500 Lakeside Drive, State 115 Bannockburn, IL 60015, United States
Facsimile no:
Email address:	yacovg@gmedicalinnovations.com

16.2	Receipt

A notice given in accordance with this clause is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if send by prepaid post, five Business days after the date of posting;

(c)	if sent by facsimile, when the sender's facsimile system generates a message confirming successful transmission of the total number of pages of the notice unless, within one Business Day after the transmission, the recipient informs the sender that it has not received the entire notice; or

(d)	If it is transmitted by email, on the day of transmission, provided that the sender does not receive an automated notice generated by the sender's or the recipient's email server that the email was not delivered.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

16.3	Execution

A notice given in accordance with this clause is sufficiently signed for or on behalf of a party if:

(a)	in the case of a company, it is signed by a director, secretary or other officer of the company; or

(b)	in the case of an individual, it is signed by that party.

16.4	Other modes of service permitted

The provisions of this clause are in addition to any other mode of service permitted by law.

16.5	Interpretation

In this clause, notice includes a demand, request, consent, approval, offer and any other instrument or communication made, required or authorised to be given under this agreement.

17	General

17.1	Approvals and consent

Except when the contrary is stated in this agreement, a GEM may give or withhold any approval or consent to be given under this agreement in its absolute discretion and subject to those conditions determined by it. GEM is not obliged to give its reasons for giving or withholding any approval or consent or for giving any approval or consent subject to conditions.

17.2	Assignment

(a)	The Company must not assign or transfer any of its rights under this agreement to any person who is not an Affiliate of the Company without the prior written consent of GEM, such consent not to be unreasonably withheld.

(b)	GEM may assign or transfer it rights under this agreement.

17.3	Entire agreement

(a)	This agreement contains everything the parties have agreed on in relation to the matters those documents deal with. No party can rely on an earlier document or anything said or done by another party, or by a director, officer, agent or employee of that party, before this agreement was executed, save as permitted by law.

(b)	This agreement prevails in the event of any inconsistency between this agreement and a term sheet between GEMYB and the Company dated 3 November 2019 or engagement letter dated 4 November 2019 between the Company and GEMYB.

17.4	Execution of separate documents

(a)	This agreement is properly executed if each party executes either this agreement or an identical document. In the latter case, this agreement takes effect when the separately executed documents are exchanged between the parties.

(b)	Notwithstanding anything else in this agreement a party can enter into this agreement by signing a facsimile copy of it and sending the signed page by facsimile to the other party or its solicitor.

(c)	This agreement is deemed to have been entered into by all parties at the time the last of the parties has entered into it.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

17.5	Further acts

Each party must promptly execute all documents and do all things that another party from time to time reasonably requests to effect, perfect or complete this agreement and all transactions incidental to it.

17.6	Acknowledgment by the Company

The Company hereby acknowledges that:

(a)	it has read and understood fully the content of this Agreement, including, but not limited to, the pricing mechanisms, the number of Capital Call Shares to be subscribed for at the end of each Evaluation Period, the payment of the Placement Agreement Fee and, the issue of Options, and that it is entering into this Agreement on the basis of its own independent assessment of the risks and liabilities undertaken hereunder, without any representation having been made by GEM or GEMYB or any of their Affiliates as to the effect, operation or results of this Agreement; and

(b)	it has been advised by its own legal and financial advisers in relation to its assessment of the risks and liabilities undertaken hereunder and that neither GEM nor GEMYB nor any of their Affiliates has provided investment advice to the Company in connection with the matters agreed in this Agreement or has solicited or induced the Company to enter into this Agreement.

17.7	Governing law

This agreement is governed by the law applicable in Oueensland, Australia. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of that State.

17.8	Rights cumulative

Except when the contrary is stated in this agreement, the rights of a party under this agreement are cumulative and are in addition to the other rights of that party.

17.9	Severability

If a clause or part of a clause of this agreement can be read in a way that makes it illegal, unenforceable or invalid, but can also be read in a way that makes it legal, enforceable and valid, it must be read in the latter way. If any clause or part of a clause is illegal, unenforceable or invalid, that clause or part is to be treated as removed from this agreement, but the rest of this agreement is not affected.

17.10	Stamp duty

The Company must promptly pay all stamp duty payable in connection with this agreement and any document incidental to it.

17.11	Variation

This agreement may only be varied by the written agreement of the parties.

17.12	Waiver

The fact that a party fails to do, or delays in doing, something the party is entitled to do under this agreement, does not amount to a waiver of any obligation of, or breach of obligation by, another party. A waiver by a party is only effective if it is in writing. A written waiver by a party is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

17.13	Calculation of time periods

Where this agreement expresses:

(a)	a period of time in which an action is to be performed or an event is to occur;

(b)	a period of time calculated by reference to whether parties taken have received notice from another party, then irrespective of whether:

(i)	the relevant action is to be performed by the Company or the relevant event or receipt of notice is to occur in Australia; or

(ii)	the relevant action is to be performed by GEM or GEMYB or the relevant event or receipt of notice is to occur outside Australia,

the period of time will be calculated solely by reference to Brisbane time.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Schedule 1

Capital Call Notice

To:	GEM Yield Bahamas Limited Attention:

Under the GEM Capital Commitment Agreement dated [     ] (Facility Agreement):

1.	We give you irrevocable notice that we require you to subscribe for [ ] Shares (Proposed Capital Call Shares) on [ ] (Closing Date).

2.	The Available Commitment as at [ ] is:

3.	The 15 day Trading Volume before the Capital Call Date was:

4.	The number of Proposed Capital Call Shares does not exceed 1000% of the 15 day Trading Volume.

5.	*No Authorisations are required under the Facility Agreement to be obtained by the Company for the allotment and issue of shares to GEM or the Share Lender

or

*All Authorisations (including approval under Listing Rules 7.1 and 10.11) required to be obtained by the Company for the allotment and issue of shares to GEM or the Share Lender have been obtained. Details of the Authorisations obtained and the dates obtained follow:

*Delete whichever is inapplicable

6.	The closing trade price of a share on the Trading Day immediately preceding the Capital Call Date was: [ ]

7.	The Minimum Fixed Price is $[ ].

8.	We attach the following Capital Call documents:

(a)	Certified extracts of directors' resolutions

(c)	[evidence of shareholder approvals and compliance with requirements]

9.	We request that the proceeds of the Capital Call Amount be remitted to account number [ ] at

[       ].

10.	We represent and warrant that subject to the disclosures contained in the annexure to this Capital Call Notice:

(a)	All materially price sensitive information regarding the Company and its Subsidiaries required to be disclosed under the Listing Rules has been disclosed to ASX;

(b)	the representations and warranties in the Facility Agreement are true as though they had been made at the date of this Capital Call Notice and will be as at the Closing Date specified above in respect of the facts and circumstances then subsisting; and

(c)	no Event of Default or Potential Event of Default is subsisting or will result from the provision of the Capital Call.

11.	Expressions defined in the Facility Agreement have the same meaning in this Capital Call Notice.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Dated this	day of	20

Executed by G Medical Innovations Holdings Ltd ARBN 617 204 743 in accordance with its constituent documents and the laws of the place of its incorporation:

/s/ Yacov Geva	/s/ Brendan De Kauwe
Director	Witness

Yacov Geva	Brendan De Kauwe
Name of Director	Name of Witness
BLOCK LETTERS	BLOCK LETTERS

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Schedule 2

Form of Resolution of Directors (clause 3.2(b))

The directors noted that the Company had entered into a Capital Commitment Agreement (Facility Agreement) with GEM Global Yield Fund LLC SCS and GEM Yield Bahamas Limited dated               ].

Resolutions

It was resolved as separate resolutions that:

●	the Company give GEM a Capital Call Notice for [ ] Shares;

●	the Company grant to GEM such a number of options over unissued shares in the Company, as required by the Facility Agreement;

●	it was the opinion of the directors that the Capital Call and the transactions required as conditions of the Capital Call:

●	are in the best interests of the Company as a whole; and

●	do not materially prejudice:

●	the interests of the Company or its shareholders as a whole; or

●	the Company's ability to pay its creditors.

Expressions defined in the Facility Agreement have the same meaning in this Schedule 2.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Schedule 3

Share Lending Deed

See attached

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Level 28, Waterfront Place
1 Eagle Street
Brisbane OLD 4000 Australia

T +61 7 3338 7500 | F +61 7 3338 7599

GEM Share Lending Deed

between

The person or persons whose name(s) and address(es) are set out in Schedule 1
(Share Lender)

and

GEM Global Yield Fund LLC SCS

(GEM)

Table of contents

1	Definitions and interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	3

2	Loan of Borrowed Shares		4

3	Re-delivery of Equivalent Borrowed Shares		4
	3.1	Maturity Date	4
	3.2	No early re-delivery	5
	3.3	Share Lender may terminate loan if Borrower defaults	5

4	Manner of delivery and re-delivery of shares		5
	4.1	Obligation to transfer	5
	4.2	CHESS transfers	5

5	Distributions		6
	5.1	Cash distributions	6
	5.2	Non-cash distributions	6
	5.3	Income Tax Assessment Act 1936 requirements	6
	5.4	Notifiable consideration	6
	5.5	Voting	6
	5.6	Franked dividend	7

6	Costs		7

7	Representations and warranties		7
	7.1	General	7
	7.2	Share Lender	7
	7.3	GEM	7
	7.4	Mutual representations and warranties	8
	7.5	Observance of procedures	8

8	Conflict with constitution		8

9	Goods and services tax		8
	9.1	Recovery of GST on supplies and adjustments under this deed	8
	9.2	Other GST matters	8

10	Notices		9
	10.1	Service of notices	9
	10.2	Receipt	9
	10.3	Execution	10
	10.4	Other modes of service permitted	10
	10.5	Interpretation	10

11	General		10
	11.1	Governing law and jurisdiction	10
	11.2	Further action	10
	11.3	Remedies	10
	11.4	No third party beneficiaries	10
	11.5	Assignment	10
	11.6	Non-waiver	11
	11.7	Time	11
	11.8	Survival of obligations	11
	11.9	Counterparts	11

Schedule 1			12
	Details of Share Lender		12

Schedule 2			13
	Share Lending Details (Clause 2.1)		13

GEM Share Lending Deed	Reference: EYF Legal/70172502_4

This deed is made on	2019

between	The person or persons whose name(s) and address(es) are set out in Schedule 1 (Share Lender)

and	GEM Global Yield Fund LLC SCS of 412F, Route d'Esch, L-2086 Luxembourg (GEM)

Recital

The Share Lender has agreed to lend to GEM or its nominee and GEM has agreed to borrow (or cause to be borrowed) from the Share Lender, the Borrowed Shares on the terms and conditions set out in this deed.

Now it is covenanted and agreed as follows:

1	Definitions and interpretation

1.1	Definitions

Words and expressions used but not expressly defined in this deed which are used in the:

(a)	Facility Agreement, have the same meaning given to those words and expressions in the Facility Agreement; and

(b)	Corporations Act or the Operating and Settlement Rules have, subject to paragraph (a), the same meanings given to those words or expressions in the Corporations Act or the Operating and Settlement Rules.

ASX Settlement Operating Rules means the settlement rules of the ASX Settlement Pty Ltd ACN 008 504 532 from time to time.

ASX means ASX Limited ACN 008 624 691.

Borrowed Shares means, in respect of a Capital Call, those shares described in the Share Lending Details comprising 'eligible securities' within the meaning of section 26BC(1) of the Tax Act and which are the subject of a loan in accordance with this deed. The expression includes the certificates or other documents of title (if any) in respect of the foregoing.

Business Day means a day on which banks are open for general banking business in Brisbane, Oueensland excluding Saturdays and Sundays.

CHESS means the Clearing House Electronic Subregister System established and operated by ASX Clear Pty Ltd ACN 001 314 503 and ASX Settlement Pty Ltd ACN 008 504 532 to which the Company is a participant.

Company means G Medical Innovations Holdings Ltd ARBN 617 204 743.

Equivalent Borrowed Shares means, in respect of a Capital Call, shares of the same class, description and number to the particular Borrowed Shares borrowed (including such shares which are newly issued to the Share Lender by the Company) and the certificate and other documents of or evidencing title in respect of the shares (if appropriate). If and to the extent that such Borrowed Shares are partly paid or have been converted, subdivided, consolidated, redeemed, made the subject of a takeover, capitalisation issue, rights issue or event similar to any of the foregoing, this expression includes:

(a)	in the case of conversion, subdivision or consolidation - the shares into which the Borrowed Shares have been converted, subdivided or consolidated provided that if appropriate, notice has been given in accordance with clause 5.2 of this deed;

GEM Share Lending Deed	Reference: EYF Legal/70172502_4

(b)	in the case of redemption - a sum of money equivalent to the proceeds of the redemption;

(c)	in the case of a takeover - a sum of money or shares, being the consideration or alternative consideration of which the Share Lender has given notice to GEM in accordance with clause 5.2 of this deed;

(d)	in the case of a call on partly paid shares, the paid-up Borrowed Shares provided that the Share Lender must have paid to GEM an amount of money equal to the sum due in respect of the call;

(e)	in the case of a capitalisation issue - the Borrowed Shares together with the shares allotted by way of a bonus thereon;

(f)	in the case of a rights issue, the Borrowed Shares together with the shares allotted thereon, provided that the Share Lender has given notice to GEM in accordance with clause 5.2 of this deed and has paid to GEM all and any sums due in respect thereof;

(g)	in the event that a payment or delivery of Income is made in respect of the Borrowed Shares in the form of shares or a certificate which may at a future date be exchanged for shares or in the event of an option to take Income in the form of shares or a certificate which may at a future date be exchanged for shares, and notice has been given to GEM in accordance with clause 5.2 of this deed - the Borrowed Shares together with the shares or a certificate equivalent to those allotted; and

(h)	in the case of any event similar to any of the foregoing - the Borrowed Shares together with or replaced by a sum of money or shares equivalent to that received in respect of such Borrowed Shares resulting from such event.

Facility Agreement means the GEM Capital Commitment Agreement between the Company, GEM and GEM Yield Bahamas Ltd dated on or about the date of this document.

Franked Dividend means a distribution the whole or part of which is taken to have been franked in accordance with section 202-5 of the Tax Act.

GST has the meaning given to that term in the GST Act.

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Income means any dividends, interest or other distributions of any kind whatsoever with respect to any Borrowed Shares.

Income Determination Period means, in relation to a particular loan of Borrowed Shares, the period commencing when the Borrowed Shares ceased to be registered in the name of the Share Lender upon or before delivery of those Borrowed Shares under clause 2.1 and ending on the earlier of:

(a)	when Equivalent Borrowed Shares are registered in the name of the Share Lender upon or following delivery of those Equivalent Borrowed Shares under clause 3.1(b)(i)(A); or

(b)	when GEM gives its irrevocable instructions to the Company to issue to the Share Lender Equivalent Borrower Shares under clause 3.1(b)(i)(B).

Income Payment Date means any date by reference to which an entitlement to Income is determined, which occurs during the Income Determination Period.

GEM Share Lending Deed	Legal/70172502_4

Maturity Date means, in respect of a Capital Call, the earlier of:

(a)	the day that is 5 Business Days after the date that the Company complies with its obligations under clause 5.3 of the Facility Agreement; and

(b)	the date which is the Business Day immediately after the anniversary of the date on which the Capital Call Shares were issued,

or such other date as the parties may agree in writing.

paid in relation to Income, includes credited, distributed or issued and like terms are to be construed accordingly.

Operating and Settlement Rules means the ASX Operating Rules and the ASX Settlement Operating Rules.

Parties means the Share Lender and GEM and Party is construed accordingly.

Share Lending Details means, in respect of a Capital Call, the details set out in Schedule 2.

Tax Act means the Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 as the context requires.

Transfer of a Dividend Statement means a properly completed document in a form approved by the Australian Commissioner of Taxation for the purposes of section 216-30 of the Tax Act.

1.2	Interpretation

(a)	References to clauses and Schedules are, save where the context otherwise requires, to clauses of and schedules to this deed.

(b)	References to a calendar month are to the period commencing on and including the first day of a calendar month to and including the latest day of each month.

(c)	The headings in this deed are for convenience only, and shall be ignored in construing its terms.

(d)	In this deed, unless the context otherwise requires:

(i)	the singular includes the plural and vice versa;

(ii)	words importing a gender include the other genders;

(iii)	other grammatical forms of defined words or phrases have corresponding meanings;

(iv)	a reference to a clause, part of a clause, schedule or annexure is a reference to that clause or part of a clause of or schedule or annexure to this deed;

(v)	a reference to this deed includes its recitals, schedules and any annexures as it may from time to time be amended and except to the extent that the context clearly otherwise indicates includes all supplemental or collateral deeds whether or not they are expressly incorporated in such reference;

(vi)	headings are for reference only and do not form part of this deed.

(vii)	legislation referred to in this deed is an amended or replaced from time to time;

(viii)	a reference to a Party is a reference to a party to this deed;

(ix)	a reference to a party to this deed includes that party's successors and permitted assigns;

GEM Share Lending Deed	Legal/70172502_4

(x)	a reference to a document or agreement, including this deed, includes a reference to that document or agreement as novated, altered or replaced from time to time and, in the case of this deed, to any supplemental or collateral document to this deed;

(xi)	a reference to dollar or $, is a reference to the currency of Australia;

(xii)	use of a term denoting subject matter which comprises more than one part or aspect includes a reference to each or any part or aspect of the subject matter;

(xiii)	a reference to a group of Persons is a reference to all of them collectively, to any two or more of them collectively and to each of them individually; and

(xiv)	a reference to any time means Brisbane time, unless indicated otherwise.

2	Loan of Borrowed Shares

2.1	Immediately prior to the Company giving a Capital Call Notice in accordance with the Facility Agreement:

(a)	the Share Lender must:

(i)	lend to GEM or its nominee the Borrowed Shares; and

(ii)	deliver the Borrowed Shares to GEM or its nominee; and

(b)	GEM must borrow or cause to be borrowed from the Share Lender the Borrowed Shares,

in accordance with:

(c)	the Share Lending Details;

(d)	the terms and conditions of this deed; and

(e)	the Operating and Settlement Rules.

2.2	The Share Lender acknowledges that no cash is payable by GEM for the loan of the Borrowed Shares contemplated in this deed.

2.3	It is agreed that, in respect of each loan of Borrowed Shares made in accordance with this deed, nothing in this deed affects the Share Lender's rights to dispose of, or exercise voting rights in respect of, any Shares in which the Share Lender has a relevant interest other than the Borrowed Shares the subject of that loan.

3	Re-delivery of Equivalent Borrowed Shares

3.1	Maturity Date

(a)	GEM undertakes to re-deliver to the Share Lender Equivalent Borrowed Shares in accordance with this deed on the Maturity Date.

(b)	The Share Lender:

(i)	agrees that GEM discharges fully its obligation under clause 3.1(a) if:

(A)	GEM re-delivers or the Company issues to the Share Lender Equivalent Borrowed Shares and no cash consideration is payable by the Share Lender for those shares; or

GEM Share Lending Deed	Legal/70172502_4

(B)	GEM has a lawful entitlement to direct the Company to issue to the Share Lender Equivalent Borrowed Shares and no cash consideration is payable by the Share Lender for those shares, and exercises that entitlement by giving irrevocable instructions to the Company to issue to the Share Lender Equivalent Borrowed Shares; and

(ii)	if it is not a member of the Company on the Maturity Date:

(A)	consents to the issue of Equivalent Borrowed Shares to it and to being a member of the Company; and

(B)	on the issue of Equivalent Borrowed Shares to it, agrees to be bound by the Constitution.

3.2	No early re-delivery

The Share Lender is not entitled to a re delivery of any Equivalent Borrowed Shares before the Maturity Date.

3.3	Share Lender may terminate loan if Borrower defaults

If GEM does not re-deliver Equivalent Borrowed Shares in accordance with this deed, the Share Lender may elect by notice in writing to GEM to:

(a)	continue the loan of Borrowed Shares or

(b)	terminate the relevant loan.

4	Manner of delivery and re-delivery of shares

4.1	Obligation to transfer

The Parties must execute and deliver all necessary documents and give all necessary instructions to ensure that all right, title and interest in:

(a)	any Borrowed Shares borrowed in accordance with clause 2; and

(b)	any Equivalent Borrowed Shares re delivered in accordance with clause 3,

passes from one Party to the other, on delivery or re delivery of the same in accordance with this deed, free from all liens, charges, equities and encumbrances.

4.2	CHESS transfers

Without limiting anything in this deed, any Borrowed Shares are deemed to have been delivered and any Equivalent Borrowed Shares are deemed to have been re-delivered in accordance with clauses 2 and 3 respectively:

(a)	on the transfer of title in accordance with the Operating and Settlement Rules and procedures of:

(i)	the CHESS; or

(ii)	such other computer based system which provides for the recording and transfer of title by way of electronic entries, delivery and transfer of title, used by the Company from time to time; or

(b)	by such other means as may be agreed.

GEM Share Lending Deed	Legal/70172502_4

5	Distributions

5.1	Cash distributions

Where Income is paid in relation to any Borrowed Shares on or by reference to an Income Payment Date on which such Borrowed Shares are the subject of a loan under this deed, GEM must, on receipt of that Income, or on such other date as the Parties may from time to time agree (Relevant Payment Date), pay and deliver an equivalent sum of money to the Share Lender.

5.2	Non-cash distributions

Subject to clause 5.3, where, in respect of any Borrowed Shares, any rights relating to conversion, sub-division, consolidation, pre-emption, rights arising under a takeover offer or other rights, including those requiring election by the holder for the time being of such Borrowed Shares, become exercisable prior to the re-delivery of Equivalent Borrowed Shares, the Share Lender, may, within a reasonable time before the latest time for the exercise of the right or option, give written notice to the Borrower that, on re-delivery of Equivalent Borrowed Shares, it wishes to receive Equivalent Borrowed Shares in such form as will arise if the right is exercised or, in the case of a right which may be exercised in more than one manner, is exercised as is specified in such written notice.

5.3	Income Tax Assessment Act 1936 requirements

Notwithstanding clause 5.2, where, in respect of any Borrowed Shares, the Company issues any right or option in respect of the Borrowed Shares, GEM or the Share Lender, respectively, must deliver or make, as the case may be, to the other Party on the date of such issue or on such other date as the Parties may from time to time agree:

(a)	the right, or option;

(b)	an identical right or option; or

(c)	a payment equal to the value to the Share Lender or GEM, respectively, of the right or option,

together with any such endorsements or assignments as is customary and appropriate.

5.4	Notifiable consideration

For the purposes of section 26BC(3)(d) of the Tax Act, the notifiable consideration in respect of any loan of Borrowed Shares is the promise by GEM to carry out its obligations to subscribe for shares in the capital of the Company under the Facility Agreement.

5.5	Voting

GEM undertakes that, where it holds shares of the same description as the Borrowed Shares at a time when a right to vote arises in respect of such shares, it must use its best endeavours to arrange for the voting rights attached to such shares in the number of the Borrowed Shares to be exercised in accordance with the instructions of the Share Lender provided always that as a condition of GEM complying with its obligations hereunder:

(a)	the Share Lender must use its best endeavours to notify GEM of its instructions in writing no later than 10 Business Days prior to the date on which such votes are exercisable, or as otherwise agreed by the Parties;

(b)	GEM is not obliged to exercise the votes in respect of a number of shares greater than the number lent to it; and

(c)	the Share Lender has paid GEM its reasonable costs of the exercise of voting rights in accordance with this clause no later than 10 Business Days prior to the date on which such votes are exercisable.

GEM Share Lending Deed	Legal/70172502_4

5.6	Franked dividend

If:

(a)	an Income Payment Date occurs during an Income Determination Period in relation to a particular loan of Borrowed Shares and

(b)	had the Share Lender been the holder of those Borrowed Shares on the relevant Income Payment Date, it would have received a Franked Dividend in respect of those Borrowed Shares then GEM must as soon as practicable, and in any event within 10 Business Days after the relevant Income Payment Date, give to the Share Lender a Transfer of Dividend Statement in respect of those Borrowed Shares (which GEM is to be taken as having warranted as correct in all material respects and is effective for the purposes of Division 216 of the Tax Act).

6	Costs

The Share Lender undertakes to promptly pay and account for any transfer or similar duties or taxes, and any loan security or other stamp duties, (if any) chargeable in connection with any transaction effected in accordance with or contemplated by this deed, and must indemnify and keep indemnified GEM against any liability arising in respect thereof as a result of the Share Lender's failure to do so.

7	Representations and warranties

7.1	General

Each of the representations and warranties apply as at the date of this deed and for the term of the loan.

7.2	Share Lender

The Share Lender warrants and represents to GEM that:

(a)	it is duly authorised and empowered to perform its duties and obligations under this deed

(b)	it is not restricted under the terms of its constitution (if it is a company), any investment mandate or in any other manner from lending Borrowed Shares in accordance with this deed or from otherwise performing its obligations under this deed

(c)	it is absolutely entitled to pass full legal and beneficial ownership of all Borrowed Shares provided by it under this deed to GEM or its nominee free from all liens, charges, equities and encumbrances and

(d)	the Share Lender is resident in Australia for Australian tax purposes.

7.3	GEM

GEM warrants and represents to the Share Lender that:

(a)	it is duly authorised and empowered to perform its duties and obligations under this deed

(b)	it is not restricted under the terms of its constituent documents from borrowing the Borrowed Shares in accordance with this deed or from otherwise performing its obligations under this deed and

(c)	it is acting as principal in respect of this deed.

GEM Share Lending Deed	Legal/70172502_4

7.4	Mutual representations and warranties

Each Party acknowledges, represents and warrants to the other that, except as expressly stated in this deed:

(a)	it has not relied on any advice, statement, representation or conduct of any kind by or on behalf of the other Party in relation to any tax (including stamp duty) or accounting issues concerning this deed or any transactions effected under it and

(b)	it has made its own determination as to the tax (including stamp duty) and accounting consequences and treatment of any transaction effected under this deed, including (without limitation) of any moneys paid or received or any property transferred or received in connection with any such transaction.

7.5	Observance of procedures

Each of the Parties agrees that, in taking any action that may be required in accordance with this deed, it must observe strictly the procedures and timetable applied by the Listing Rules (if and to the extent applicable) and must observe strictly any agreement (oral or otherwise) as to the time for delivery or re delivery of any money, Borrowed Shares or Equivalent Borrowed Shares entered into in accordance with this deed.

8	Conflict with constitution

If there is any conflict between any provision of this deed and the constitution of the Company as those provisions affect legal relations between the Parties, the provisions of this deed prevail.

9	Goods and services tax

9.1	Recovery of GST on supplies and adjustments under this deed

(a)	All consideration provided under this deed is exclusive of GST, unless it is expressed to be GST-inclusive.

(b)	Where a party (Supplier) makes a taxable supply to another party (Recipient) under or in connection with this deed, the Recipient must pay to the Supplier an additional amount equal to the GST payable on the supply (unless the consideration for that taxable supply is expressed to include GST). The additional amount must be paid by the Recipient at the later of the following:

(i)	The date when any consideration for the taxable supply is first paid or provided.

(ii)	The date when the Supplier issues a tax invoice to the Recipient.

(c)	If, under or in connection with this deed, the Supplier has an adjustment for a supply under the GST law which varies the amount of GST payable by the Supplier, the Supplier will adjust the amount payable by the Recipient to take account of the varied GST amount. The Supplier must issue an adjustment note to the Recipient within 28 days of becoming aware of the adjustment.

9.2	Other GST matters

(a)	If a party is entitled to be reimbursed or indemnified under this deed, the amount to be reimbursed or indemnified is reduced by the amount of GST for which there is an entitlement to claim an input tax credit on an acquisition associated with the reimbursement or indemnity. The reduction is to be made before any increase under clause 9.1(b). An entity is assumed to be entitled to a full input tax credit on an acquisition associated with the reimbursement or indemnity unless it demonstrates otherwise before the date the reimbursement or indemnity is made.

GEM Share Lending Deed	Legal/70172502_4

(b)	Any reference in this deed to cost, expense, liability or similar amount (Expense) is a reference to that Expense exclusive of GST (unless that Expense is expressed to be GST-inclusive).

(c)	This clause will not merge on completion and will survive the termination of this deed by any party.

(d)	Terms used in this clause that are not otherwise defined in this deed have the meanings given to them in the GST Act.

10	Notices

10.1	Service of notices

(a)	A Party giving or serving notice or notifying under this deed must do so in writing:

(i)	directed to the recipient's address (including email address) specified in this clause, as varied by any notice and

(ii)	hand delivered or sent by prepaid post or facsimile to that address.

(b)	The Parties' addresses and facsimile numbers are:

GEM
Attention	Mr Chris Brown
Address:	412F, Route d'Esch, L-2086 Luxembourg
Facsimile No:
Email:	cbrown@gemny.com

with a copy to:

Attention	Mr Eugene Fung
Address:	Level 28 Waterfront Place, 1 Eagle Street, Brisbane, Oueensland,
Australia 4000
Facsimile No:	+617 3338 7599
Email:	efung@tglaw.com.au

The Share Lender
See Schedule 1

10.2	Receipt

A notice given in accordance with this clause is taken to be received:

(a)	if hand delivered, on delivery

(b)	if sent by prepaid post, 5 Business Days after the date of posting

(c)	if sent by facsimile, when the sender's facsimile system generates a message confirming successful transmission of the total number of pages of the notice unless, within one Business Day after the transmission, the recipient informs the sender that it has not received the entire notice

(d)	If it is transmitted by email, on the day of transmission, provided that the sender does not receive an automated notice generated by the sender's or the recipient's email server that the email was not delivered.

GEM Share Lending Deed	Legal/70172502_4

10.3	Execution

A notice given in accordance with this clause is sufficiently signed for or on behalf of a Party if:

(a)	in the case of a company, it is signed by a director, secretary or other officer of the company; or

(b)	in the case of an individual, it is signed by that Party.

10.4	Other modes of service permitted

The provisions of this clause are in addition to any other mode of service permitted by law.

10.5	Interpretation

In this clause, notice includes a demand, request, consent, approval, offer and any other instrument or communication made, required or authorised to be given under this deed.

11	General

11.1	Governing law and jurisdiction

This deed is governed by the law applicable in Oueensland, Australia. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of that State.

11.2	Further action

(a)	Each Party agrees at its own expense on the request of the other Party to do everything reasonably necessary to give effect to this deed and the transactions contemplated by it including the execution of documents and to use all reasonable endeavours to cause relevant third parties to do likewise.

(b)	Anything which GEM is required to do or not to do under this deed is satisfied in full if GEM causes that thing to be done or not to be done. Without limitation, GEM can cause another person to do something which GEM is required to do and the Company is not entitled to object to that thing being done by that other person provided it substantially satisfies the obligations of GEM under this deed.

11.3	Remedies

(a)	The rights, powers and remedies in this deed are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this deed.

(b)	Each Party acknowledges that it has obtained independent legal, financial, taxation, commercial and accounting advice in relation to the transactions contemplated by this deed and that they have entered into this deed of their own free will and without coercion from any other person.

11.4	No third party beneficiaries

This deed is intended for the benefit of the parties and their respective successors and assigns. It is not for the benefit of, nor may any provision be enforced by, any other Person.

11.5	Assignment

Neither Party may assign, transfer or otherwise dispose of all or any of its rights or obligations under this deed without the prior written consent of the other Party.

GEM Share Lending Deed	Legal/70172502_4

11.6	Non-waiver

No failure or delay by either Party to exercise any right, power or privilege under this deed must operate as a waiver, nor must any single or partial exercise of any right, power or privilege preclude any other or further exercise of any other right, power or privilege as provided in this deed.

11.7	Time

Time is of the essence of this deed.

11.8	Survival of obligations

The obligations of the Parties under this deed will survive the termination of any transaction.

11.9	Counterparts

This deed (and each amendment in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

GEM Share Lending Deed	Legal/70172502_4

Schedule 1

Details of Share Lender

Name:

Address:

Attention:

Facsimile No:

Telephone No:

E-mail:

GEM Share Lending Deed	Legal/70172502_4

Schedule 2

Share Lending Details (Clause 2.1)

Borrowed Shares

The number of fully paid ordinary shares in the capital of the Company equal to the number of Shares specified in the Company’s Capital Call Notice as required under clause 3.3(l) of the Facility Agreement.

Proposed settlement date of borrowing

The date of the Capital Call Notice.

Delivery of Borrowed Shares

The Borrowed Shares must be delivered to the following account (or such other person as GEM may nominate from time to time) whose CHESS account details and holder identification number is:

[to be advised]

Maturity Date

The earlier of:

(a)	the day that is 5 Business Days after the date that the Company complies with its obligations under clause 5.3 of the Facility Agreement; and

(b)	the date which is the Business Day immediately after the anniversary of the date on which the Capital Call Shares were issued,

or such other date as the parties may agree in writing.

GEM Share Lending Deed	Legal/70172502_4

Executed as a deed

[If Share Lender is a company]

Executed by

in accordance with *section 127(1) of the Corporations Act / *the laws of its place of incorporation and its constituent documents [*select as applicable] by:

Director	*Director/*Company Secretary

Name of Director	Name of *Director/*Company Secretary
BLOCK LETTERS	BLOCK LETTERS
*please strike out as appropriate

[If Share Lender is an individual]

Signed, sealed and delivered by in the presence of:
Name:

Witness signature

Name of witness
BLOCK LETTERS

Executed by GEM Global Yield Fund LLC SCS in accordance with the laws of its place of incorporation and its constituent documents by:

Signature of witness	Signature of authorised person

Name of witness	Name of authorised person
BLOCK LETTERS	BLOCK LETTERS

GEM Share Lending Deed	Legal/70172502_4

Schedule 4

Form of closing statement (clause 5.2(a)(i)(A))

To:	The Directors
G Medical Innovations Holdings Ltd

Closing Statement – Capital Call dated [          ]

In accordance with the GEM Capital Commitment Agreement, GEM or its nominee subscribes for the Capital Call Shares set out below at the price per Capital Call Share calculated below:

Calculation of Purchase Price

Closing trade price (disregarding the closing
Trading Days during Evaluation Period	trade price below the Minimum Fixed Price)

[insert date of Day 1]
[insert date of Day 2]
[etc]

[insert date of Day 15]
Average closing trade price

Purchase Price per Capital Call Share (90% x average closing trade price)

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Calculation of number of Capital Call Shares to be subscribed

Number of Knockout Days (X)

Clause 4.4(a) adjustment

Proposed Capital Call Shares

Number of Capital Call Shares - Proposed Capital Call Shares adjusted in accordance with Clause 4

Total Purchase Price (Purchase Price x number of Capital Call Shares to be subscribed)

Less: Costs and fees

Less: amounts due under clause 12 (Options)

Less: GST (if any)

Net amount payable to the Company

Wire details (date, bank and account details)

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Name of allottee

If the allottee is GEM, GEM:

(a)	consents to the issue of the Capital Call Shares to it;

(b)	consents to become a member of the Company; and

(c)	agrees to be bound by the Company's constitution on the issue of the Capital Call Shares to it.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Schedule 5

Option terms and conditions

See annexure

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Option Certificate

G Medical Innovations Holdings Ltd

ARBN 617 204 743

(Company)

Registered Office:

Option Certificate No:

This is to certify that

Name:

Address

is the registered holder of the following options in the above named Company:

Date of grant	No of options
[12,500,000]

subject to the terms and conditions of issue set out in the attachment to this certificate.

Executed by G Medical Innovations Holdings Ltd ARBN 617 204 743 in accordance with its constituent documents and the laws of the place of its incorporation:

Director	Witness

Name of Director	Name of Witness
BLOCK LETTERS	BLOCK LETTERS

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Option terms and conditions of issue

Entitlement

1	Subject to and conditional upon any adjustment in accordance with these conditions, each Option entitles the holder to subscribe for one fully paid ordinary share (Share) upon payment of the Exercise Price.

Exercise Price

2	The Exercise Price of each Option is $0.265 (Exercise Price).

Exercise Period

3	An Option is exercisable at any time on or before 5.00pm (Brisbane time) on Friday, 29 November 2024 (the Expiry Date). Options not exercised by the Expiry Date lapse.

Manner of exercise of Options

4	Each Option may be exercised by notice in writing addressed to the Company's registered office. The minimum number of Options that may be exercised at any one time is 1,000. Payment of the Exercise Price for each Option must accompany each notice of exercise of option. All cheques must be payable to the Company and be crossed 'not negotiable'.

Ranking of Shares

5	Shares issued on the exercise of Options will rank equally with all existing shares on and from the date of issue in respect of all rights issues, bonus share issues and dividends which have a record date for determining entitlements on or after the date of issue of those shares

Timing of issue of shares

6	After an Option is validly exercised, the Company must as soon as possible:

(a)	issue and allot the share as soon as possible; and

(b)	do all such acts matters and things to obtain the grant of quotation for the shares on ASX no later than 5 business days from the date of exercise of the Option.

Options transferrable

7	Options may be transferred in the same manner as shares and may be exercised by any other person or body corporate.

Participation in new issues

8	An Option holder may participate in new issues of securities to holders of shares only if and to the extent that:

(a)	an Option has been exercised and

(b)	a share has been issued in respect of the exercise before the record date for determining entitlements to the new issue.

9	The Company must give notice to the Option holder of any new issue not less than 10 Business days before the record date for determining entitlements to the issue.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Adjustment for bonus issues of shares

10	If the Company makes a bonus issue of shares or other securities to existing shareholders (other than an issue in lieu or in satisfaction, of dividends or by way of dividend reinvestment):

(a)	the number of shares which must be issued on the exercise of an Option will be increased by the number of shares which the Option holder would have received if the Option holder had exercised the Option before the record date for the bonus issue; and

(b)	no change will be made to the Exercise Price.

Adjustment for rights issue

11	If the Company makes an issue of shares pro rata to existing shareholders (other than an issue in lieu of in satisfaction of dividends or by way of dividend reinvestment) the Exercise Price of an Option will be reduced according to the following formula:

New exercise price = O –	E[P-(S+D)]
N + 1

O	=	the old Exercise Price of the Option.

E	=	the number of underlying shares into which one Option is exercisable.

P	=	the average market price per share (weighted by reference to volume) of the underlying shares during the 5 trading days ending on the day before the ex rights date or ex entitlements date.

S	=	the purchase price of a share under the pro rata issue.

D	=	the dividend due but not yet paid on the existing underlying shares (except those to be issued under the pro rata issue).

N	=	the number of shares with rights or entitlements that must be held to receive a right to one new share.

Reconstructions

12	If there is any reconstruction of the issued share capital of the Company, the number of shares to which the Option holder is entitled, and/or the Exercise Price, must be reconstructed in a manner which complies with the Listing Rules (which will not result in any benefits being conferred on the Option holder which are not conferred on shareholders and subject to the provisions with respect to rounding of entitlements as sanctioned by the meeting of shareholders approving the reconstruction of capital), but in all other respects, the terms for the exercise of an Option will remain unchanged.

Interpretation

13	These terms and conditions of issue must be interpreted in the same way as the Capital Commitment Agreement under which the Option was issued.

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Schedule 6

Form of Promissory Note

Promissory Note of G Medical Innovations Holdings Ltd

Date: [insert date of agreement]

In consideration for entry by GEM Yield Bahamas Limited (Beneficiary) into a Capital Commitment Agreement between G Medical Innovations Holdings Ltd, c/- G Medical Diagnostic Services, Inc., 1500 Lakeside Drive, State 115 Bannockburn, Illinois 60015, United States of America (Company), on or about the date of this Promissory Note, the Company hereby promises to pay to the Beneficiary or to its order, in full without deduction, counterclaim or set off, the principal sum of A$440,000 on demand at any time on or after [insert date of agreement] (Payment Date) together with any applicable interest on such principal sum at the Mortgage Free Business Finance Rate published by Westpac Banking Corporation from time to time and in the event it is not published, such other comparable base rate determined by GEM in its discretion. Interest at such rate shall accrue daily from the first day immediately after the Payment Date, shall be calculated on the basis of the actual number of days elapsed in a year of 365 days, shall be compounded monthly and shall be payable on demand.

This note and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) is governed by and shall be construed and take effect in accordance with the laws of Australia.

The Company hereby:

(a)	irrevocably submits to the exclusive jurisdiction of the Australian Courts for the purposes of any suit, action or proceeding arising out of or in connection with this note; and

(b)	waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

Executed as a Deed Poll

Executed by G Medical Innovations Holdings Ltd ARBN 617 204 743 in accordance with its constituent documents and the laws of the place of its incorporation:

Director	Witness

Name of Director	Name of Witness
BLOCK LETTERS	BLOCK LETTERS

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1

Execution

Executed an Agreement

Executed by GEM Global Yield Fund LLC SCS in accordance with the laws of its place of incorporation and its constituent documents by:

Signature of witness	Signature of authorised person

Name of witness	Name of authorised person
BLOCK LETTERS	BLOCK LETTERS

Executed by GEM Yield Bahamas Limited in accordance with the laws of its place of incorporation and its constituent documents by:

Signature of witness	Signature of authorised person

Name of witness	Name of authorised person
BLOCK LETTERS	BLOCK LETTERS

Executed by G Medical Innovations Holdings Ltd ARBN 617 204 743 in accordance with its constituent documents and the laws of the place of its incorporation:

/s/ Yacov Geva	/s/ Brendan De Kauwe
Director	Witness

Yacov Geva	Brendan De Kauwe
Name of Director	Name of Witness
BLOCK LETTERS	BLOCK LETTERS

GEM Capital Commitment Agreement	Reference: EYF Legal/70269901_1